Filed Pursuant to Rule 424(b)(3)
Registration No. 333-133652

NNN HEALTHCARE/OFFICE REIT, INC.

SUPPLEMENT NO. 18 DATED NOVEMBER 21, 2007
TO THE PROSPECTUS DATED APRIL 23, 2007

This document supplements, and should be read in conjunction with, our prospectus dated April 23, 2007, as supplemented by Supplement No. 7 dated May 9, 2007, Supplement No. 8 dated May 25, 2007, Supplement No. 9 dated June 20, 2007, Supplement No. 10 dated July 17, 2007, Supplement No. 11 dated August 8, 2007, Supplement No. 12 dated August 17, 2007, Supplement No. 13 dated September 12, 2007, Supplement No. 14 dated September 20, 2007, Supplement No. 15 dated October 9, 2007, Supplement No. 16 dated October 11, 2007 and Supplement No. 17 dated October 31, 2007 relating to our offering of 221,052,632 shares of common stock. The purpose of this Supplement No. 18 is to disclose:

•	the status of our initial public offering;

•	our recent acquisition of Northmeadow Medical Center in Roswell, Georgia;

•	our proposed acquisition of Park Place Office Park in Dayton, Ohio;

•	our proposed acquisition of Highlands Ranch Healthcare Plaza in Highlands Ranch, Colorado;

•	an update to our “Risk Factors” disclosure;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Quarterly Report on Form 10-Q for the period ended September 30, 2007, filed on November 13, 2007; and

•	our unaudited financial statements as of September 30, 2007 and for the three months ended September 30, 2007 and 2006, for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006.

Status of Our Initial Public Offering

As of November 15, 2007, we had received and accepted subscriptions in our offering for 18,707,881 shares of our common stock, or approximately $186,846,000, excluding shares issued under our distribution reinvestment plan.

Acquisition of Northmeadow Medical Center

On November 15, 2007, we, through our wholly-owned subsidiary, NNN Healthcare/Office REIT Northmeadow, LLC, acquired a fee simple interest in Northmeadow Medical Center located in Roswell, Georgia, or the Northmeadow property, from an unaffiliated third party for a purchase price of $11,850,000, plus closing costs.

Financing and Fees

We used $12,400,000 in borrowings under the $50,000,000 secured revolving line of credit we obtained from LaSalle Bank National Association, as disclosed in Supplement No. 14 dated September 20, 2007, to finance the purchase price of the Northmeadow property as well as to pay closing costs and for working capital. An acquisition fee of $356,000, or 3.0% of the purchase price, was paid to our advisor and its affiliate.

Description of the Property

The Northmeadow property consists of a two-story, multi-tenant medical office building located across the street from North Fulton Regional Hospital in Roswell, Georgia. The building was built in 1999 and consists of a total of approximately 51,000 square feet of gross leasable area located on 5.52 acres of land.

The Northmeadow property is a multi-tenant medical office building with nine different medical tenants currently occupying the property. The four largest tenants, North Fulton Urology, Cardiology of Georgia, North Point Pulmonary and Atlanta Cancer Care, have been occupants of the property since February 2005, June 2004, June 2004 and November 2005, respectively. The Northmeadow property is currently 98% leased.

North Fulton Urology leases approximately 10,000 square feet pursuant to a lease that expires in June 2012. North Fulton Urology is a urologic care practice. The rental rate per annum for 2007 is approximately $238,000, or $23.41 per square foot.

Cardiology of Georgia leases approximately 10,000 square feet pursuant to a lease that expires in February 2015. Cardiology of Georgia is a cardiac services practice. The rental rate per annum for 2007 is approximately $239,000, or $23.87 per square foot.

North Point Pulmonary leases approximately 9,000 square feet pursuant to a lease that expires in May 2014. North Point Pulmonary is a pulmonary disease practice. The rental rate per annum for 2007 is approximately $226,000, or $24.59 per square foot.

Atlanta Cancer Care leases approximately 7,000 square feet pursuant to a lease that expires in November 2012. Atlanta Cancer Care is a medical oncology practice. The rental rate per annum for 2007 is approximately $160,000, or $21.99 per square foot.

Triple Net Properties Realty, Inc. will serve as the property manager and will provide services and receive certain fees and expense reimbursements in connection with the operation and management of the Northmeadow property.

The Northmeadow property faces competition from other nearby medical office buildings that provide comparable services. Most of the medical office buildings with which the Northmeadow property competes are located in the area surrounding North Fulton Regional Hospital.

Management currently has no renovation plans for the property and believes that the property is suitable for its intended purpose and adequately covered by insurance. For federal income tax purposes, the depreciable basis in the Northmeadow property will be approximately $12.1 million. We calculate depreciation for income tax purposes using the straight line method. We depreciate buildings based upon estimated useful lives of 39 years. For 2006, the Northmeadow property paid Fulton County real estate taxes of approximately $83,000 at a rate of 3.28%. For 2006, the Northmeadow property paid City of Roswell real estate taxes of approximately $15,000 at a rate of 0.61%.

The following table shows the average occupancy rate and the average effective annual rental rate per square foot for the Northmeadow property for the last five years.

		Average Effective Annual Rental
Year	Average Occupancy Rate	Rate per Square Foot

2002	100.00%	$19.00
2003	47.42%	$18.58
2004	49.82%	$11.62
2005	50.09%	$12.41
2006	68.69%	$18.45

Proposed Acquisition of Park Place Office Park

On November 19, 2007, our board of directors approved the acquisition of Park Place Office Park located in Dayton, Ohio, or the Park Place property. The Park Place property is comprised of three multi-tenant medical office buildings located on 8.51 acres of land. Park Place I, built in 1987, is a three-story building; Park Place II, built in 1988, is a three-story building; and Park Place III, built in 2002, is a four-story building. The three buildings contain approximately 133,000 feet of gross leasable area and are currently 87.7% occupied. The principal businesses occupying the buildings are healthcare providers.

We anticipate purchasing the Park Place property for a total purchase price of $16,750,000, plus closing costs, from an unaffiliated third party. We intend to finance the purchase through debt financing. We expect to pay our advisor and its affiliate an acquisition fee of $503,000, or 3.0% of the purchase price, in connection with the acquisition.

We anticipate that the closing will occur in the fourth quarter of 2007; however, closing is subject to certain agreed upon conditions and there can be no assurance that we will be able to complete the acquisition of the Park Place property.

Proposed Acquisition of Highlands Ranch Healthcare Plaza

On November 19, 2007, our board of directors approved the acquisition of Highlands Ranch Healthcare Plaza, or the Highlands Ranch property. The Highlands Ranch property is a two-building medical office complex located on 6.56 acres of land in Highlands Ranch, Colorado. Built in 1985, the Highlands Ranch property contains a combined net rental area of approximately 80,000 feet and is currently 81.5% occupied. The principal businesses occupying the buildings are healthcare providers.

We anticipate purchasing the Highlands Ranch property for a total purchase price of $14,500,000, plus closing costs, from an unaffiliated third party. We intend to finance the purchase through debt financing. We expect to pay our advisor and its affiliate an acquisition fee of $435,000, or 3.0% of the purchase price, in connection with the acquisition.

We anticipate that the closing will occur in the fourth quarter of 2007; however, closing is subject to certain agreed upon conditions and there can be no assurance that we will be able to complete the acquisition of the Highlands Ranch property.

Update to Risk Factors

The “Risk Factors” section of the prospectus is hereby supplemented by the following additional section and risk factor:

Distributions May be Paid with Offering Proceeds or Borrowed Funds

We may not have sufficient cash available from operations to pay distributions, and, therefore, distributions may be paid with offering proceeds or borrowed funds.

The amount of the distributions we make to our stockholders will be determined by our board of directors and is dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT. On February 14, 2007, our board of directors approved a 7.25% per annum distribution to be paid to stockholders beginning with our February 2007 monthly distribution, which was paid in March 2007. For the nine months ended September 30, 2007, we paid distributions of $1,638,000 from cash flow from operations of $2,963,000 for the period. However, as of September 30, 2007, we owed $632,000 to our advisor and its affiliates for operating expenses, on-site personnel and engineering payroll and asset and property management fees, which will be paid from cash flow from operations in the future. Our advisor and its affiliates have no obligations to defer or forgive amounts due to them. As of September 30, 2007, no amounts due to our advisor or its affiliates have been forgiven. In the future, if our advisor or its affiliates do not defer or forgive amounts due to them and as a result if our cash flow from operations is less than the distributions to be paid, we would be required to pay our distributions, or a portion thereof, with proceeds from this offering or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds. In addition, for the nine months ended September 30, 2007, our funds from operations, or FFO, was $1,583,000. We paid distributions of $1,638,000, of which $1,583,000 was paid from FFO and the remainder from proceeds from this offering.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The use of the words “we,” “us” or “our” refers to NNN Healthcare/Office REIT, Inc. and our subsidiaries, including NNN Healthcare/Office REIT Holdings, L.P., except where the context otherwise requires.

The following discussion should be read in conjunction with our interim unaudited condensed consolidated financial statements and notes appearing elsewhere in this supplement. Such consolidated financial statements and information have been prepared to reflect our financial position as of September 30, 2007, together with our results of operations for the three months ended September 30, 2007 and 2006, for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006 and cash flows for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006.

Forward-Looking Statements

Historical results and trends should not be taken as indicative of future operations. Our statements contained in supplement that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Actual results may differ materially from those included in the forward-looking statements. We intend those forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with those safe-harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of us, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “prospects,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions generally and the real estate market specifically; legislative/regulatory changes, including changes to laws governing the taxation of real estate investment trusts, or REITs; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America, or GAAP, policies and guidelines applicable to REITs; the availability of properties to acquire; the availability of financing; our ongoing relationship with NNN Realty Advisors, Inc., or NNN Realty Advisors, or our Sponsor; and litigation, including without limitation, the investigation of Triple Net Properties, LLC, or Triple Net Properties, by the Securities and Exchange Commission, or the SEC. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning us and our business, including additional factors that could materially affect our financial results, is included herein and in our other filings with the SEC.

Overview and Background

NNN Healthcare/Office REIT, Inc., a Maryland corporation, was incorporated on April 20, 2006. We were initially capitalized on April 28, 2006, and therefore we consider that our date of inception. We intend to provide investors the potential for income and growth through investment in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, healthcare-related facilities and quality commercial office properties that produce current income. We may also invest in real estate related securities. We intend to qualify as a real estate investment trust, or REIT, for federal income tax purposes for our taxable year ending December 31, 2007.

We are conducting a best efforts initial public offering, or our Offering, in which we are offering a minimum of 200,000 shares of our common stock aggregating at least $2,000,000, or the minimum offering, and a maximum of 200,000,000 shares of our common stock for $10.00 per share and 21,052,632 shares of our common stock pursuant to our distribution reinvestment plan, or the DRIP, at $9.50 per share, aggregating up to $2,200,000,000, or the maximum offering. Shares purchased by our executive officers and directors, by

NNN Capital Corp., or our Dealer Manager, by NNN Healthcare/Office REIT Advisor, LLC, or our Advisor, or its affiliates did not count toward the minimum offering. As of October 31, 2007, we had received and accepted subscriptions in our Offering for 18,059,074 shares of our common stock, or $180,368,000, excluding shares issued under the DRIP.

We conduct substantially all of our operations through NNN Healthcare/Office REIT Holdings, L.P., or our Operating Partnership. We are externally advised by our Advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us, our Advisor and Triple Net Properties, LLC, the managing member of our Advisor. The Advisory Agreement had a one-year term that expired on September 19, 2007, and was subject to successive one-year renewals. On September 18, 2007, our board of directors extended the Advisory Agreement on a month-to-month basis. On October 24, 2007, our board of directors authorized the renewal, for one year ending on October 24, 2008, of our Advisory Agreement. Our Advisor supervises and manages our day-to-day operations and selects the properties and securities we acquire, subject to oversight by our board of directors. Our Advisor will also provide marketing, sales and client services on our behalf. Our Advisor is affiliated with us in that we and our Advisor have common officers, some of whom also own an indirect equity interest in our Advisor. Our Advisor engages affiliated entities, including Triple Net Properties Realty, Inc., or Realty, an affiliate of our Advisor, to provide various services to us.

In the fourth quarter of 2006, NNN Realty Advisors, Inc., or NNN Realty Advisors, or our Sponsor, acquired all of the outstanding ownership interests of Triple Net Properties, NNN Capital Corp. and Realty. As a result, we consider NNN Realty Advisors to be our Sponsor. On May 22, 2007, NNN Realty Advisors entered into a definitive merger agreement with Grubb & Ellis Company, or Grubb & Ellis. The merger has been approved by the Boards of Directors of both NNN Realty Advisors and Grubb & Ellis. The combined company will retain the Grubb & Ellis name and will continue to be listed on the New York Stock Exchange under the ticker symbol “GBE.” The transaction is expected to close in the fourth quarter of 2007, subject to approval by stockholders of both companies and other customary closing conditions of transactions of this type.

As of September 30, 2007, we had purchased 14 properties comprising 1,547,000 square feet of gross leasable area, or GLA.

Critical Accounting Policies

The complete listing of our Critical Accounting Policies was previously disclosed in our prospectus dated April 23, 2007.

Interim Financial Data

Our accompanying interim unaudited condensed consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, our accompanying interim unaudited condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying interim unaudited condensed consolidated financial statements reflect all adjustments, which are, in our opinion, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such results may be less favorable. Our accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our prospectus dated April 23, 2007.

Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board, or the FASB, issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN No. 48. This interpretation, among other things, creates a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN No. 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. FIN No. 48 was effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings in the year of adoption. Our adoption of FIN No. 48 as of the beginning of the first quarter of 2007 did not have any impact on our consolidated financial statements.

In September 2006, the FASB issued Statements of Financial Accounting Standards, or SFAS, No. 157, Fair Value Measurement, or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 157 on January 1, 2008. We are evaluating SFAS No. 157 and have not yet determined the impact the adoption, if any, will have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the fiscal year beginning on or before November 15, 2007, provided the provisions of SFAS No. 157 are applied. We will adopt SFAS No. 159 on January 1, 2008. We are evaluating SFAS No. 159 and have not yet determined the impact the adoption, if any, will have on our consolidated financial statements.

Acquisitions in 2007

Affiliate Acquisitions

As a result of acquiring the NNN Southpointe, LLC, NNN Crawfordsville, LLC, NNN Gallery Medical, LLC, NNN Lenox Medical, LLC and NNN Lenox Medical Land, LLC membership interests from affiliates, as described below, an independent appraiser was engaged to value the properties and the transactions were approved and determined by a majority of our board of directors, including a majority of our independent directors, as fair and reasonable to us, and at prices no greater than the cost of the investments to our affiliate or the properties’ appraised values.

Southpointe Office Parke and Epler Parke I — Indianapolis, Indiana

On January 22, 2007, we acquired all of the membership interests of NNN Southpointe, LLC from an affiliate, for a total purchase price of $14,800,000, plus closing costs. NNN Southpointe, LLC has fee simple ownership of Southpointe Office Parke and Epler Parke I, located in Indianapolis, Indiana, or the Southpointe property. We primarily financed the purchase price through the assumption of an existing mortgage loan of $9,146,000 on the property with LaSalle Bank National Association, or LaSalle, and approximately $5,115,000 of the proceeds from a $7,500,000 unsecured loan from our Sponsor. See Capital Resources — Financing, for a further discussion. The balance was provided by funds raised through our Offering. An acquisition fee of $444,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

Crawfordsville Medical Office Park and Athens Surgery Center — Crawfordsville, Indiana

On January 22, 2007, we acquired all of the membership interests of NNN Crawfordsville, LLC from an affiliate, for a total purchase price of $6,900,000, plus closing costs. NNN Crawfordsville, LLC has fee simple ownership of Crawfordsville Medical Office Park and Athens Surgery Center, located in Crawfordsville,

Indiana, or the Crawfordsville property. We primarily financed the purchase price through the assumption of an existing mortgage loan of $4,264,000 on the property with LaSalle and approximately $2,385,000 of the proceeds from a $7,500,000 unsecured loan from our Sponsor. See Capital Resources — Financing, for a further discussion. The balance was provided by funds raised through our Offering. An acquisition fee of $207,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

The Gallery Professional Building — St. Paul, Minnesota

On March 9, 2007, we acquired all of the membership interests of NNN Gallery Medical, LLC from an affiliate, for a purchase price of $8,800,000, plus closing costs. NNN Gallery Medical, LLC has fee simple ownership of The Gallery Professional Building, located in St. Paul, Minnesota, or the Gallery property. We primarily financed the purchase price through the assumption of an existing mortgage loan of $6,000,000 on the property with LaSalle and a $1,000,000 unsecured loan from our Sponsor. See Capital Resources — Financing, for a further discussion. The balance of the purchase price was provided by funds raised through our Offering. An acquisition fee of $264,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

Lenox Office Park, Building G — Memphis, Tennessee

On March 23, 2007, we acquired all of the membership interests of NNN Lenox Medical, LLC and NNN Lenox Medical Land, LLC from an affiliate, for a purchase price of $18,500,000, plus closing costs. NNN Lenox Medical, LLC holds a leasehold interest in Lenox Office Park, Building G, and NNN Lenox Medical Land, LLC holds a fee simple interest in two vacant parcels of land within Lenox Office Park, located in Memphis, Tennessee, which we collectively refer to as the Lenox property. We primarily financed the purchase price of the property and land parcels through the assumption of an existing mortgage loan of $12,000,000 on the property with LaSalle. See Capital Resources — Financing — Mortgage Loan Payables, for a further discussion. The balance of the purchase price was provided by funds raised through our Offering. An acquisition fee of $555,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

Unaffiliated Third Party Acquisitions

Commons V Medical Office Building — Naples, Florida

On April 24, 2007, we acquired Commons V Medical Office Building, located in Naples, Florida, or the Commons V property, from an unaffiliated third party, for a purchase price of $14,100,000, plus closing costs. We financed the purchase price using funds raised through our Offering. An acquisition fee of $423,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate. In addition, a real estate commission of $300,000, or approximately 2.0% of the purchase price, was paid to Grubb & Ellis. On May 14, 2007, we entered into a loan, secured by the Commons V property, with Wachovia, evidenced by a promissory note in the principal amount of $10,000,000. The proceeds from this loan were used to purchase the Thunderbird Medical Plaza as described below. See Capital Resources — Financing — Mortgage Loan Payables, for a further discussion.

Yorktown Medical Center and Shakerag Medical Center — Fayetteville and Peachtree City, Georgia

On May 2, 2007, we acquired Yorktown Medical Center and Shakerag Medical Center, located in Fayetteville, Georgia and Peachtree City, Georgia, respectively, which we collectively refer to as the Peachtree property, for a total purchase price of $21,500,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price through a secured loan with Wachovia as evidenced by a promissory note in the principal amount of $13,530,000 and by funds raised through our Offering. See Capital Resources — Financing — Mortgage Loan Payables, for a further discussion. An acquisition fee of $645,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

Thunderbird Medical Plaza — Glendale, Arizona

On May 15, 2007, we acquired Thunderbird Medical Plaza, located in Glendale, Arizona, from an unaffiliated third party for a total purchase price of $25,000,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price using a combination of $9,651,000 in net proceeds from the $10,000,000 loan from Wachovia secured by the Commons V property (described above) and funds raised through our Offering. An acquisition fee of $750,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate. On June 8, 2007, we entered into a loan, secured by the Thunderbird property, with Wachovia, evidenced by a promissory note in the principal amount of $14,000,000. The proceeds from this loan were used to purchase Triumph Hospital Northwest and Triumph Hospital Southwest as described below. See Capital Resources — Financing — Mortgage Loan Payables, for a further discussion.

Triumph Hospital Northwest and Triumph Hospital Southwest — Houston and Sugar Land, Texas

On June 8, 2007, we acquired Triumph Hospital Northwest, located in Houston, Texas, and Triumph Hospital Southwest, located in Sugar Land, Texas, which we collectively refer to as the Triumph Hospital Portfolio, for a total purchase price of $36,500,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price using a combination of $12,605,000 in net proceeds from the loan from Wachovia secured by the Thunderbird property (described above), $20,975,000 from funds raised through our Offering and the balance of $4,000,000 from an unsecured loan from our Sponsor. See Capital Resources — Unsecured Note Payables to Affiliate, for a further discussion. An acquisition fee of $1,095,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

Gwinnett Professional Center — Lawrenceville, Georgia

On July 27, 2007, we acquired the Gwinnett Professional Center, located in Lawrenceville, Georgia, or the Gwinnett property, for a purchase price of $9,300,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price using a combination of debt financing consisting of a $6,000,000 loan assumed with a current principal balance of $5,734,000 secured by the Gwinnett property from LaSalle and funds raised through our Offering. See Capital Resources — Financing — Mortgage Loan Payables, for a further discussion. An acquisition fee of $279,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

1 and 4 Market Exchange — Columbus, Ohio

On August 15, 2007, we acquired 1 Market Exchange, 4 Market Exchange and a vacant parcel of land, located in Columbus, Ohio, which we collectively refer to as the 1 and 4 Market property, for a total purchase price of $21,900,000, plus closing costs. We acquired the property from unaffiliated third parties. We financed the purchase price using funds raised through our Offering. An acquisition fee of $657,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate. On September 28, 2007, we entered into a loan, secured by the 1 and 4 Market property, with Wachovia, evidenced by a promissory note in the principal amount of $14,500,000. See Capital Resources — Financing — Mortgage Loan Payables, for a further discussion.

Kokomo Medical Office Park — Kokomo, Indiana

On August 30, 2007, we acquired the Kokomo Medical Office Park, located in Kokomo, Indiana, or the Kokomo property, for a total purchase price of $13,350,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price using a combination of funds raised through our Offering and the balance of $1,300,000 from an unsecured loan from our Sponsor. See Capital Resources — Financing — Unsecured Note Payables to Affiliate, for a further discussion. An acquisition fee of $401,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

St. Mary Physicians Center — Long Beach, California

On September 5, 2007, we acquired St. Mary Physicians Center, located in Long Beach, California, or the St. Mary property, for a purchase price of $13,800,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price using a combination of $8,280,000 from a loan secured by the St. Mary property and the balance of $6,100,000 from an unsecured loan from our Sponsor. See Capital Resources — Financing, for a further discussion. An acquisition fee of $414,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

2750 Monroe Boulevard — Valley Forge, Pennsylvania

On September 10, 2007, we acquired 2750 Monroe Boulevard, located in Valley Forge, Pennsylvania, or the 2750 Monroe property, for a total purchase price of $26,700,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price of the property with approximately $27,870,000 in borrowings under a secured revolving line of credit with LaSalle. See Capital Resources — Financing — Line of Credit, for a further discussion. An acquisition fee of $801,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

East Florida Senior Care Portfolio — Jacksonville, Winter Park and Sunrise, Florida

On September 28, 2007, we acquired the East Florida Senior Care Portfolio, located in Jacksonville, Winter Park and Sunrise, Florida, or the EFSC property, for a total purchase price of $52,000,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price using a combination of $24,918,000 in net proceeds from a $26,000,000 loan (net of a $4,500,000 loan holdback) from KeyBank National Association, or KeyBank, secured by the EFSC property, $11,000,000 in borrowings under a secured revolving line of credit with LaSalle and the balance with funds raised through our Offering. See Capital Resources — Financing — Mortgage Loan Payables, for a further discussion. An acquisition fee of $1,560,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

Leverage

In accordance with our charter, a majority of our directors, including a majority of our independent directors, approved our leverage exceeding 300.0% in connection with our first four acquisitions. The board of directors determined that the excess leverage was justified because it enabled us to purchase the properties during the initial stages of our Offering, thereby improving our ability to meet our goal of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital. As of November 13, 2007, our leverage does not exceed 300.0%. We may, with a majority of our independent directors’ authority, exceed our charter’s leverage guidelines again during the early stages of our operations. We will take action to reduce any such excess as soon as practicable. Net assets for purposes of this calculation are defined as our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75.0% of the sum of (1) the aggregate cost of our properties before non-cash reserves and depreciation and (2) the aggregate cost of our securities assets.

Proposed Unaffiliated Third Party Acquisition

St. Rita’s Medical Center Portfolio — Lima, Ohio

On July 31, 2007, our board of directors approved the acquisition of the St. Rita’s Medical Center Portfolio, located in Lima, Ohio. We anticipate purchasing the St. Rita’s Medical Center Portfolio for a purchase price of $25,750,000, plus closing costs, from an unaffiliated third party. We intend to finance the purchase using our secured revolving line of credit with LaSalle. We expect to pay our Advisor and its affiliate an acquisition fee of $773,000, or 3.0% of the purchase price, in connection with the acquisition. We anticipate that the closing will occur in the fourth quarter of 2007; however, closing is subject to certain agreed upon conditions and there can be no assurance that we will be able to complete the acquisition of St. Rita’s Medical Center.

Factors Which May Influence Results of Operations

Rental Income

The amount of rental income generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space, to lease currently available space and space available from unscheduled lease terminations at the existing rental rates and the timing of the disposition of the properties. Negative trends in one or more of these factors could adversely affect our rental income in future periods.

Scheduled Lease Expirations

As of September 30, 2007, our consolidated properties were 91.5% leased. 1.8% of the leased GLA expires during the remainder of 2007. Our leasing strategy for 2007 focuses on negotiating renewals for leases scheduled to expire during the remainder of the year. If we are unable to negotiate such renewals, we will try to identify new tenants or collaborate with existing tenants who are seeking additional space to occupy. Of the leases expiring in 2007, we anticipate, but cannot assure, that all of the tenants will renew for another term.

Sarbanes-Oxley Act

The Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, and related laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, have increased the costs of compliance with corporate governance, reporting and disclosure practices which are now required of us. These costs may have a material adverse effect on our results of operations and could impact our ability to continue to pay distributions at current rates to our stockholders. Furthermore, we expect that these costs will increase in the future due to our continuing implementation of compliance programs mandated by these requirements. Any increased costs may affect our ability to distribute funds to our stockholders. As part of our compliance with the Sarbanes-Oxley Act, we will have to provide management’s assessment of our internal control over financial reporting as of December 31, 2007.

In addition, these laws, rules and regulations create new legal bases for potential administrative enforcement, civil and criminal proceedings against us in the event of non-compliance, thereby increasing the risks of liability and potential sanctions against us. We expect that our efforts to comply with these laws and regulations will continue to involve significant, and potentially increasing costs and, our failure to comply could result in fees, fines, penalties or administrative remedies against us.

Results of Operations

Our operating results are primarily comprised of income derived from our portfolio of properties.

We are not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of properties other than those listed in our prospectus.

If we fail to raise significant proceeds above our minimum offering, we will not have enough proceeds to invest in a diversified real estate portfolio. Our real estate portfolio would be concentrated in a small number of properties, resulting in increased exposure to local and regional economic downturns and the poor performance of one or more of our properties and, therefore, expose our stockholders to increased risk. In addition, many of our expenses are fixed regardless of the size of our real estate portfolio. Therefore, depending on the amount of offering proceeds we raise, we would expend a larger portion of our income on operating expenses. This would reduce our profitability and, in turn, the amount of net income available for distribution to our stockholders.

We had limited results of operations for the period from April 28, 2006 (Date of Inception) through September 30, 2006.

Net Loss

For the three months ended September 30, 2007 and 2006, we had a net loss of $1,933,000 and $50,000, respectively, or $(0.15) and $(88.84) per share, respectively, due to revenue of $4,787,000 and $0, respectively, offset by rental expenses of $1,562,000 and $0, respectively, general and administrative expenses of $935,000 and $50,000, respectively, depreciation and amortization of $3,048,000 and $0, respectively, interest expense of $1,286,000 and $0, respectively, and interest income of $111,000 and $0, respectively.

For the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we had a net loss of $3,669,000 and $50,000, respectively, or $(0.53) and $(141.88) per share, respectively, due to revenue of $8,711,000 and $0, respectively, offset by rental expenses of $3,065,000 and $0, respectively, general and administrative expenses of $1,957,000 and $50,000, respectively, depreciation and amortization of $5,252,000 and $0, respectively, interest expense of $2,302,000 and $0, respectively, and interest income of $196,000 and $0, respectively.

Revenue

For the three months ended September 30, 2007 and 2006, revenue was comprised of $4,787,000 and $0 in rental income, respectively. The increases were primarily related to a full quarter of rental income at the Southpointe property, the Crawfordsville property, the Gallery property, the Lenox property, the Commons V property, the Peachtree property, the Thunderbird property and the Triumph Hospital Portfolio. In addition to the increase, we received rental income from the Gwinnett property for 66 days, the 1 and 4 Market property for 47 days, the Kokomo property for 32 days, the St. Mary property for 26 days, the 2750 Monroe property for 21 days and the EFSC property for three days.

For the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, revenue was comprised of $8,711,000 and $0 in rental income, respectively. The increases were primarily related to two full quarters of rental income at the Southpointe property, the Crawfordsville property, the Gallery property and the Lenox property. Also, the increase was related to a full quarter of rental income at the Commons V property, the Peachtree property, the Thunderbird property and the Triumph Hospital Portfolio. In addition to the increase, we received rental income from the Gwinnett property for 66 days, the 1 and 4 Market property for 47 days, the Kokomo property for 32 days, the St. Mary property for 26 days, the 2750 Monroe property for 21 days and the EFSC property for three days.

Rental Expense

For the three months ended September 30, 2007 and 2006, rental expense was $1,562,000 and $0, respectively. Rental expense represents expense for a full quarter at the Southpointe property, the Crawfordsville property, the Gallery property, the Lenox property, the Commons V property, the Peachtree property, the Thunderbird property and the Triumph Hospital Portfolio. In addition to the increase, rental expense was comprised of the Gwinnett property for 66 days, the 1 and 4 Market property for 47 days, the Kokomo property for 32 days, the St. Mary property for 26 days, the 2750 Monroe property for 21 days and the EFSC property for three days.

For the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, rental expense was $3,065,000 and $0, respectively. Rental expense represents expense for two full quarters at the Southpointe property, the Crawfordsville property, the Gallery property and the Lenox property. Also, the increase was related to a full quarter of rental expense at the Commons V property, the Peachtree property, the Thunderbird property and the Triumph Hospital Portfolio. In addition to the increase, rental expense was comprised of the Gwinnett property for 66 days, the 1 and 4 Market property for 47 days, the Kokomo property for 32 days, the St. Mary property for 26 days, the 2750 Monroe property for 21 days and the EFSC property for three days.

General and Administrative

For the three months ended September 30, 2007 and 2006, general and administrative expense was $935,000 and $50,000, respectively. General and administrative expenses consisted primarily of third-party professional legal, accounting fees related to our SEC filing requirements, asset management fees, board of directors fees and retainer and director and officer’s insurance.

For the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, general and administrative expense was $1,957,000 and $50,000, respectively. General and administrative expenses consisted primarily of third-party professional legal, accounting fees related to our SEC filing requirements, asset management fees, board of directors fees and retainer and director and officer’s insurance.

Depreciation and Amortization

For the three months ended September 30, 2007 and 2006, depreciation and amortization expense was comprised primarily of depreciation on the properties of $1,411,000 and $0, respectively, and amortization of identified intangible assets of $1,635,000 and $0, respectively. The increase from prior quarter is due to the increase in the number of properties.

For the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, depreciation and amortization expense was comprised primarily of depreciation on the properties of $2,312,000 and $0, respectively, and amortization of identified intangible assets of $2,937,000 and $0, respectively. The increase from prior quarter is due to the increase in the number of properties.

Depreciation and amortization is calculated based on our depreciation and amortization policies as set forth in our prospectus dated April 23, 2007.

Interest Expense

For the three months ended September 30, 2007 and 2006, interest expense was related to interest expense primarily on our mortgage loan payables and line of credit of $1,242,000 and $0, respectively, interest expense on the unsecured note payables to NNN Realty Advisors of $7,000 and $0, respectively, and amortization of loan fees associated with acquiring the mortgage loan payables of $37,000 and $0, respectively, that are being amortized to interest expense over the terms of the related mortgage note payables.

For the nine months ended September 30, 2007 and for the period from April 28 (Date of Inception) through September 30, 2006, interest expense was related to interest expense primarily on our mortgage loan payables and line of credit of $2,164,000 and $0, respectively, interest expense on the unsecured note payables to NNN Realty Advisors of $84,000, and $0, respectively, and amortization of loan fees associated with acquiring the mortgage loan payables of $54,000 and $0, respectively, that are being amortized to interest expense over the terms of the related mortgage note payables.

Liquidity and Capital Resources

We are dependent upon the net proceeds to be received from our Offering to conduct our proposed activities. The capital required to purchase real estate and real estate related securities will be obtained from our Offering and from any indebtedness that we may incur.

Our principal demands for funds will be for acquisitions of real estate and real estate related securities, to pay operating expenses and interest on our outstanding indebtedness and to make distributions to our stockholders. In addition, we will require resources to make certain payments to our Advisor and our Dealer Manager, which during our Offering include payments to our Advisor and its affiliates for reimbursement of certain organizational and offering expenses and to our Dealer Manager and its affiliates for selling commissions, non-accountable marketing support fees and due diligence expense reimbursements.

Generally, cash needs for items other than acquisitions of real estate and real estate related securities will be met from operations, future borrowings, and the net proceeds of our Offering. However, there may be a delay between the sale of shares of our common stock and our investments in properties and real estate related securities, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next 12 months.

We currently anticipate that we will require up to $5,331,000 for the next 12 months for capital expenditures. We have reserves with lenders for such capital expenditures of $2,839,000 as of September 30, 2007. To the extent we purchase additional properties in the future, we may require funds for capital expenditures. To the extent funds from operations are not sufficient to fund these expenditures, we would be required to borrow amounts.

Our Advisor evaluates potential additional investments and engages in negotiations with real estate sellers, developers, brokers, investment managers, lenders and others on our behalf. Until we invest the proceeds of our Offering in properties and real estate related securities, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn significant returns, and we cannot predict how long it will take to fully invest the proceeds in properties and real estate related securities. The number of properties we may acquire and other investments we will make will depend upon the number of shares sold in our Offering and the resulting amount of net proceeds available for investment.

When we acquire a property, our Advisor prepares a capital plan that contemplates the estimated capital needs of that investment. In addition to operating expenses, capital needs may also include costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan also sets forth the anticipated sources of the necessary capital, which may include a line of credit or other loans established with respect to the investment, operating cash generated by the investment, additional equity investments from us or joint venture partners or, when necessary, capital reserves. Any capital reserve would be established from the gross proceeds of our Offering, proceeds from sales of other investments, operating cash generated by other investments or other cash on hand. In some cases, a lender may require us to establish capital reserves for a particular investment. The capital plan for each investment will be adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs.

Cash Flows

Cash flows from operating activities for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, were $2,963,000 and $0, respectively. Such cash flows related primarily to operations from the properties. We anticipate cash flows from operating activities to continue to increase as we purchase more properties and have a full year of operations.

Cash flows used in investing activities for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006 were $258,510,000 and $0, respectively. In 2007, such cash flows related primarily to the acquisition of our 14 properties in the amount of $253,574,000. We anticipate cash flows used in investing activities to continue to increase as we purchase more properties.

Cash flows from financing activities for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, were $259,857,000 and $202,000, respectively. In 2007, such cash flows related primarily to funds raised from investors in the amount of $157,281,000, borrowings on mortgage loan payables and unsecured note payables to affiliate of $106,210,000 and net borrowings under the line of credit of $35,700,000 partially offset by principal repayments of $19,921,000 on unsecured loans, offering costs of $16,130,000 and distributions of $1,638,000. Additional cash outflows related to debt financing costs of $1,668,000 in relation to the acquisitions. In 2006, such cash flows related to $2,000 from the sale of 200 shares of our common stock to our Advisor and $200,000 invested in our Operating Partnership from our Advisor. We anticipate cash flows from financing activities to increase in the future as we raise additional funds from investors and incur additional debt to purchase properties.

Distributions

The amount of the distributions to our stockholders will be determined by our board of directors and are dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code.

We paid our first monthly distribution on February 15, 2007 for the period ended January 31, 2007.

On February 14, 2007, our board of directors approved a 7.25% per annum distribution to be paid to stockholders beginning with our February 2007 monthly distribution, which was paid in March 2007. Distributions are paid monthly.

If distributions are in excess of our taxable income, such distributions will result in a return of capital to our stockholders.

For the nine months ended September 30, 2007, we paid distributions of $1,638,000 from cash flow from operations of $2,963,000 for the period. However, as of September 30, 2007, we owed $632,000 to our Advisor and its affiliates for operating expenses, on-site personnel and engineering payroll and asset and property management fees, which will be paid from cash flow from operations in the future.

Our Advisor and its affiliates have no obligations to defer or forgive amounts due to them. As of September 30, 2007, no amounts due to our Advisor or its affiliates have been forgiven. In the future, if our Advisor or its affiliates do not defer or forgive amounts due to them and as a result if our cash flow from operations is less than the distributions to be paid, we would be required to pay our distributions, or a portion thereof, with proceeds from our Offering or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

For the nine months ended September 30, 2007, our funds from operations, or FFO, was $1,583,000. We paid distributions of $1,638,000, of which $1,583,000 was paid from FFO and the remainder from proceeds from our Offering. See our disclosure regarding FFO below.

Capital Resources

Financing

We anticipate that aggregate borrowings, both secured and unsecured, will not exceed 60.0% of all of our properties’ combined fair market values, as determined at the end of each calendar year beginning with our first full year of operations. For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the fair market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment.

Our charter precludes us from borrowing in excess of 300.0% of the value of our net assets, unless approved by our independent directors and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. In accordance with our charter, a majority of our directors, including a majority of our independent directors, approved our leverage exceeding 300.0% in connection with our first four acquisitions. The board of directors determined that the excess leverage was justified because it enabled us to purchase the properties during the initial stages of our Offering, thereby improving our ability to meet our goal of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital. As of November 13, 2007, our leverage does not exceed 300.0%. We may, with a majority of our independent directors’ authority, exceed our charter’s leverage guidelines during the early stages of our operations. We will take action to reduce any such excess as soon as practicable. Net assets for purposes of this calculation are defined as our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities.

Mortgage Loan Payables

Mortgage loan payables were $123,433,000 ($123,331,000, net of discount) and $0 as of September 30, 2007 and December 31, 2006, respectively. As of September 30, 2007, we had fixed and variable rate mortgage loans with the effective interest rates ranging from 5.52% to 6.52% per annum and the weighted-average effective interest rate of 6.01% per annum. We are required by the terms of the applicable loan documents to meet certain financial covenants, such as debt service coverage ratios and rent coverage ratios, and reporting requirements. As of September 30, 2007, we were in compliance with all such covenants and requirements.

Mortgage loan payables consisted of the following as of September 30, 2007 and December 31, 2006:

			Mortgage	Mortgage
	Interest	Maturity	Loan Payables as of	Loan Payables as of
Property	Rate	Date	September 30, 2007	December 31, 2006

Fixed Debt:
Southpointe Office Parke and Epler Parke I	6.11%	9/1/2016	$9,146,000	$—
Crawfordsville Medical Office Park and Athens Surgery Center	6.12%	10/1/2016	4,264,000	—
The Gallery Professional Building	5.76%	3/1/2017	6,000,000	—
Lenox Office Park, Building G	5.88%	2/1/2017	12,000,000	—
Commons V Medical Office Building	5.54%	6/11/2017	10,000,000	—
Yorktown Medical Center and Shakerag Medical Center	5.52%	5/11/2017	13,530,000	—
Thunderbird Medical Plaza	5.67%	6/11/2017	14,000,000	—
Gwinnett Professional Center	5.88%	1/1/2014	5,713,000
St. Mary Physicians Center	5.80%	9/4/2009	8,280,000	—

			82,933,000	—
Variable Debt:
1 and 4 Market Exchange	Variable*	9/30/2010	14,500,000	—
East Florida Senior Care Portfolio	Variable**	10/1/2010	26,000,000	—

			40,500,000	—

Total fixed and variable debt			123,433,000	—

Less: discount			(102,000)	—

Mortgage loan payables			$123,331,000	$—

*	At our option, the loan bears interest at per annum rates equal to: (a) 30-day LIBOR plus 1.35%; or (b) the Prime Rate, as announced by Wachovia Financial from time to time. As of September 30, 2007, the rate was 6.47%.

**	At our option, the loan bears interest at per annum rates equal to: (a) a rate equal to the greater of: (i) the prime rate, as established from time to time by KeyBank, or (ii) 1.0% in excess of the federal funds effective rate, as defined in the loan agreement; or (b) the Adjusted LIBOR Rate, as defined in the loan agreement. As of September 30, 2007, the rate was 6.52%.

Unsecured Note Payables to Affiliate

On January 22, 2007 and March 9, 2007, we entered into unsecured loans with NNN Realty Advisors, evidenced by unsecured promissory notes in the principal amounts of $7,500,000 and $1,000,000, respectively. The unsecured notes provided for maturity dates of July 22, 2007 and September 9, 2007, respectively. The $7,500,000 and $1,000,000 unsecured notes bore interest at a fixed rate of 6.86% and 6.84% per annum, respectively, and required monthly interest-only payments for the terms of the unsecured notes. The unsecured notes provided for default interest rates in an event of default equal to 8.86% and 8.84% per annum, respectively. On March 28, 2007, we repaid all outstanding principal and accrued interest on both unsecured notes.

On June 8, 2007, we entered into an unsecured loan with NNN Realty Advisors, evidenced by an unsecured promissory note in the principal amount of $4,000,000. The unsecured note provided for a maturity date of December 8, 2007. The $4,000,000 unsecured note bore interest at a fixed rate of 6.82% per annum and required monthly interest-only payments for the term of the unsecured note. The unsecured note provided for a default interest rate in an event of default equal to 8.82% per annum. On June 28, 2007, we repaid all outstanding principal and accrued interest on the unsecured note.

On August 30, 2007 and September 5, 2007, we entered into unsecured loans with NNN Realty Advisors, evidenced by unsecured promissory notes in the principal amounts of $1,300,000 and $6,100,000, respectively. The unsecured notes provided for maturity dates of March 1, 2008 and March 5, 2008, respectively. The $1,300,000 and $6,100,000 unsecured notes bore interest at a fixed rate of 6.85% and 6.86% per annum, respectively, and required monthly interest-only payments for the terms of the unsecured notes. The unsecured notes provided for default interest rates in an event of default equal to 8.85% and 8.86% per annum, respectively. On September 4, 2007 and September 11, 2007, we repaid all outstanding principal and accrued interest on both the $1,300,000 and $6,100,000 unsecured notes, respectively.

Because these loans were related party loans, the terms of the loans and the unsecured notes, were approved by our board of directors, including a majority of our independent directors, and deemed fair, competitive and commercially reasonable by our board of directors.

Line of Credit

On September 10, 2007, we entered into a loan agreement, or the Loan Agreement, with LaSalle to obtain a secured revolving credit facility in an aggregate maximum principal amount of $50,000,000, or the LaSalle Line of Credit. The proceeds of loans made under the Loan Agreement may be used to finance the purchase of properties or, provided no event of default has occurred and is continuing, may be used for any other lawful purpose. In addition to loans, our Operating Partnership may obtain up to $10,000,000 of the credit available under the Loan Agreement in the form of letters of credit. The initial term of the Loan Agreement is three years, which may be extended by one 12-month period subject to satisfaction of certain conditions, including payment of an extension fee equal to 0.20% of the principal balance of loans then outstanding.

The actual amount of credit available under the Loan Agreement is a function of certain loan to cost, loan to value and debt service coverage ratios contained in the Loan Agreement. The maximum principal amount of the Loan Agreement may be increased to $120,000,000 subject to the terms of the Loan Agreement. Also, additional financial institutions may become lenders under the Loan Agreement.

At our option, loans under the Loan Agreement bear interest at per annum rates equal to (a) LIBOR plus a margin ranging from 1.45% to 1.60%, depending on the ratio of outstanding amounts under the Loan Agreement to the value of the collateral securing the Loan Agreement, (b) the greater of LaSalle’s prime rate or the Federal Funds Rate plus 0.50%, or (c) a combination of these rates. Accrued interest under the Loan Agreement is payable monthly and at maturity. In addition to interest, we are required to pay a fee on the unused portion of the lenders’ commitments under the Loan Agreement at a per annum rate equal to 0.20%, payable quarterly in arrears, beginning with the quarter ending December 31, 2007.

Our obligations with respect to the Loan Agreement are guaranteed by us and by our subsidiaries that own properties that serve as collateral for the Loan Agreement.

The Loan Agreement contains various affirmative and negative covenants that are customary for facilities and transactions of this type, including limitations on the incurrence of debt by us and our subsidiaries that own properties that serve as collateral for the Loan Agreement, limitations on the nature of our business, and limitations on distributions by us and our subsidiaries that own properties that serve as collateral for the Loan Agreement. The Loan Agreement also imposes the following financial covenants on us and our Operating Partnership, as applicable: (a) a minimum ratio of operating cash flow to interest expense, (b) a minimum ratio of operating cash flow to fixed charges, (c) a maximum ratio of liabilities to asset value, (d) a maximum distribution covenant and (e) a minimum net worth covenant, all of which are defined in the Loan Agreement. In addition, the Loan Agreement includes events of default that are customary for facilities and transactions of this type.

As of September 30, 2007 and December 31, 2006, borrowings under the LaSalle Line of Credit totaled $35,700,000 and $0, respectively. Borrowings as of September 30, 2007 bore interest at a weighted-average interest rate of 7.08% per annum.

REIT Requirements

In order to qualify as a REIT for federal income tax purposes, we are required to make distributions to our stockholders of at least 90.0% of REIT taxable income. In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collections of receivables, we may seek to obtain capital to pay distributions by means of debt financing through one or more third parties. We may also pay distributions from cash from capital transactions including, without limitation, the sale of one or more of our properties.

Commitments and Contingencies

Our organizational, offering and related expenses are being paid by our Advisor and their affiliates on our behalf. These organizational, offering and related expenses include all expenses (other than selling commissions and the marketing support fee which generally represent 7.0% and 2.5% of our gross offering proceeds, respectively) to be paid by us in connection with our Offering. These expenses will only become our liability to the extent selling commissions, the marketing support fee and due diligence expense reimbursement and other organizational and offering expenses do not exceed 11.5% of the gross proceeds of our Offering. As of September 30, 2007 and December 31, 2006, our Advisor or its affiliates have incurred expenses of $990,000 and $1,728,000, respectively, in excess of 11.5% of the gross proceeds of our Offering, and therefore these expenses are not recorded in our accompanying condensed consolidated financial statements as of September 30, 2007 and December 31, 2006. To the extent we raise additional proceeds from our Offering, these amounts may become our liability. See Note 10, Related Party Transactions — Offering Stage for a further discussion of these amounts during our offering stage.

Debt Service Requirements

One of our principal liquidity needs is the payment of interest on outstanding indebtedness. As of September 30, 2007, we had fixed and variable mortgage loan payables and the LaSalle Line of Credit outstanding secured by our properties, in the principal amount of $159,133,000 ($159,031,000, net of discount). As of September 30, 2007, the weighted-average interest rate on our outstanding debt was 6.77% per annum.

Contractual Obligations

The following table provides information with respect to the maturities and scheduled principal repayments of our secured mortgage loan payables and the LaSalle Line of Credit as of September 30, 2007. The table does not reflect any available extension options.

	Payments Due by Period
	Less Than			More Than
	1 Year	1-3 Years	3-5 Years	5 Years
	(2007)	(2008-2009)	(2010-2012)	(After 2012)	Total

Principal payments — variable rate debt	$—	$—	$40,500,000	$—	$40,500,000
Principal payments — fixed rate debt	14,000	8,738,000	2,561,000	71,620,000	82,933,000
Line of credit	—	—	35,700,000	—	35,700,000
Interest payments — variable rate debt (based on rate in effect as of September 30, 2007)	446,000	5,194,000	1,458,000	—	7,098,000
Interest payments — fixed rate debt	1,202,000	9,538,000	12,748,000	16,157,000	39,645,000
Interest payments — line of credit	632,000	5,057,000	1,897,000	—	7,586,000

Total	$2,294,000	$28,527,000	$94,864,000	$87,777,000	$213,462,000

Off-Balance Sheet Arrangements

As of September 30, 2007, we had no off-balance sheet transactions, nor do we currently have any such arrangements or obligations.

Inflation

We will be exposed to inflation risk as income from future long-term leases is expected to be the primary source of our cash flows from operations. We expect that there will be provisions in the majority of our tenant leases that would protect us from the impact of inflation. These provisions include rent steps, reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements on a per square foot allowance. However, due to the anticipated long-term nature of the leases, among other factors, the leases may not re-set frequently enough to cover inflation.

Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. FFO is not equivalent to our net income or loss as determined under GAAP. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as FFO which it believes more accurately reflects the operating performance of a REIT such as us.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

We are disclosing FFO and intend to disclose FFO in future filings because we consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance. Our FFO reporting complies with NAREIT’s policy described above.

The following is the calculation of FFO for the three months ended September 30, 2007 and 2006, for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006:

	Three Months Ended		Nine Months	Period from April 28, 2006
	September 30,		Ended	(Date of Inception)
	2007	2006	September 30, 2007	through September 30, 2006

Net loss	$(1,933,000)	$(50,000)	$(3,669,000)	$(50,000)
Add:
Depreciation and amortization — consolidated properties	3,048,000	—	5,252,000	—

FFO	$1,115,000	$(50,000)	$1,583,000	$(50,000)

Weighted average common shares outstanding — basic and diluted	13,223,746	559	6,939,820	350

Subsequent Events

Status of our Offering

As of October 31, 2007, we had received and accepted subscriptions in our Offering for 18,059,074 shares of our common stock, or $180,368,000, excluding shares issued under the DRIP.

Proposed Unaffiliated Third Party Acquisitions

Tucson Medical Center — Tucson, Arizona

On October 24, 2007, our board of directors approved the acquisition of Tucson Medical Center, located in Tucson, Arizona. We anticipate purchasing the Tucson Medical Center for a purchase price of $21,125,000, plus closing costs, from an unaffiliated third party. We intend to finance the purchase using the LaSalle Line of Credit. We expect to pay our Advisor and its affiliate an acquisition fee of $634,000, or 3.0% of the purchase price, in connection with the acquisition. We anticipate that the closing will occur in the fourth quarter of 2007; however, closing is subject to certain agreed upon conditions and there can be no assurance that we will be able to complete the acquisition Tucson Medical Center.

Northmeadow Medical Center — Roswell, Georgia

On October 24, 2007, our board of directors approved the acquisition of Northmeadow Medical Center, located in Roswell, Georgia. We anticipate purchasing the Northmeadow Medical Center for a purchase price of $11,850,000, plus closing costs, from an unaffiliated third party. We intend to finance the purchase using the LaSalle Line of Credit. We expect to pay our Advisor and its affiliate an acquisition fee of $356,000, or approximately 3.0% of the purchase price, in connection with the acquisition. We anticipate that the closing will occur in the fourth quarter of 2007; however, closing is subject to certain agreed upon conditions and there can be no assurance that we will be able to complete the acquisition of Northmeadow Medical Center.

Interest Rate Swaps

On October 12, 2007, we executed an interest rate swap agreement with Wachovia in connection with the $14,500,000 secured loan on the 1 and 4 Market Exchange property, or the Market Exchange loan. Pursuant to the terms of the original promissory note, the Market Exchange loan bears interest, at our option, at a per annum rate equal to either: (a) 30-day LIBOR plus 1.35%; or (b) the Prime Rate, as announced by Wachovia Financial from time to time. As a result of the interest rate swap agreement, the Market Exchange loan bears interest at an effective fixed rate of 5.97% per annum from September 28, 2007 through September 28, 2010; and provides for monthly interest-only payments due on the first day of each calendar month commencing on November 1, 2007.

On October 19, 2007, we executed an interest rate swap agreement with KeyBank in connection with the $30,500,000 secured loan on the EFSC property, or the EFSC loan. Pursuant to the terms of the original promissory note, the EFSC loan bears interest, at our option, at a per annum rate equal to either: (a) a rate equal to the greater of: (i) the prime rate, as established from time to time by KeyBank, or (ii) 1.0% in excess of the federal funds effective rate, as defined in the loan agreement; or (b) the Adjusted LIBOR Rate, as defined in the loan agreement. As a result of the interest rate swap agreement, the EFSC loan bears interest at an effective fixed rate of 6.01% per annum from November 1, 2007 through October 1, 2010; and provides for monthly principal and interest payments due on the tenth day of each calendar month commencing on November 10, 2007.

Line of Credit

As of November 13, 2007, we have repaid $29,300,000 on the LaSalle Line of Credit and $6,400,000 remains outstanding.

EFSC Loan

On October 22, 2007, we met the requirements of the EFSC loan and received the $4,500,000 loan holdback held in escrow from KeyBank pursuant to the loan agreement.

INDEX OF FINANCIAL STATEMENTS

Page

NNN HEALTHCARE/OFFICE REIT, INC. — September 30, 2007
Condensed Consolidated Balance Sheets as of September 30, 2007 (Unaudited) and December 31, 2006 (Unaudited)	F-2
Condensed Consolidated Statements of Operations for the Three Months Ended September 30, 2007 and 2006 (Unaudited), for the Nine Months Ended September 30, 2007 (Unaudited) and for the Period from April 28, 2006 (Date of Inception) through September 30, 2006 (Unaudited)
F-3
Condensed Consolidated Statement of Stockholders’ Equity (Deficit) for the Nine Months Ended September 30, 2007 (Unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2007 (Unaudited) and for the Period from April 28, 2006 (Date of Inception) through September 30, 2006 (Unaudited)
F-5
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-6

NNN Healthcare/Office REIT, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2007 and December 31, 2006
(Unaudited)

	September 30,	December 31,
	2007	2006

ASSETS
Real estate investments:
Operating properties, net	$248,066,000	$—
Cash and cash equivalents	4,512,000	202,000
Accounts and other receivable, net	1,419,000	—
Restricted cash	4,875,000	—
Identified intangible assets, net	41,232,000	—
Other assets, net	2,981,000	183,000

Total assets	$303,085,000	$385,000

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities:
Mortgage loan payables, net	$123,331,000	$—
Line of credit	35,700,000	—
Accounts payable and accrued liabilities	5,720,000	62,000
Accounts payable due to affiliates, net	1,890,000	312,000
Security deposits and prepaid rent	617,000	—
Identified intangible liabilities, net	1,315,000	—

Total liabilities	168,573,000	374,000

Commitments and contingencies (Note 9)

Minority interest of limited partner in Operating Partnership	200,000	200,000

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 15,984,067 and 20,200 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively	160,000	—
Additional paid-in capital	141,868,000	53,000
Accumulated deficit	(7,716,000)	(242,000)

Total stockholders’ equity (deficit)	134,312,000	(189,000)

Total liabilities, minority interest and stockholders’ equity (deficit)	$303,085,000	$385,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

NNN Healthcare/Office REIT, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended September 30, 2007 and 2006, for the Nine Months Ended
September 30, 2007 and for the Period from April 28, 2006 (Date of Inception)
through September 30, 2006
(Unaudited)

				Period from
	Three Months Ended			April 28, 2006
	September 30,		Nine Months Ended	(Date of Inception)
	2007	2006	September 30, 2007	through September 30, 2006

Revenues:
Rental income	$4,787,000	$—	$8,711,000	$—

Expenses:
Rental expenses	1,562,000	—	3,065,000	—
General and administrative	935,000	50,000	1,957,000	50,000
Depreciation and amortization	3,048,000	—	5,252,000	—

Total expenses	5,545,000	50,000	10,274,000	50,000

Loss before other income (expense)	(758,000)	(50,000)	(1,563,000)	(50,000)
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount):
Interest expense related to note payables to affiliate	(7,000)	—	(84,000)	—
Interest expense related to mortgage loan payables and line of credit	(1,279,000)	—	(2,218,000)	—
Interest and dividend income	111,000	—	196,000	—

Net loss	$(1,933,000)	$(50,000)	$(3,669,000)	$(50,000)

Net loss per share — basic and diluted	$(0.15)	$(88.84)	$(0.53)	$(141.88)

Weighted-average number of shares outstanding — basic and diluted	13,223,746	559	6,939,820	350

Distributions declared per common share	$0.18	$—	$0.52	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

NNN Healthcare/Office REIT, Inc.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Nine Months Ended September 30, 2007
(Unaudited)

						Total
	Common Stock		Additional			Stockholders’
	Number of		Paid-In	Preferred	Accumulated	Equity
	Shares	Amount	Capital	Stock	Deficit	(Deficit)

BALANCE — December 31, 2006	20,200	$—	$53,000	$—	$(242,000)	$(189,000)
Issuance of common stock	15,813,538	159,000	157,796,000	—	—	157,955,000
Issuance of vested and nonvested restricted common stock	17,500	—	35,000	—	—	35,000
Offering costs	—	—	(17,319,000)	—	—	(17,319,000)
Amortization of nonvested common stock compensation	—	—	42,000	—	—	42,000
Issuance of common stock under the DRIP	132,829	1,000	1,261,000	—	—	1,262,000
Distributions	—	—	—	—	(3,805,000)	(3,805,000)
Net loss	—	—	—	—	(3,669,000)	(3,669,000)

BALANCE — September 30, 2007	15,984,067	$160,000	$141,868,000	$—	$(7,716,000)	$134,312,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

NNN Healthcare/Office REIT, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2007 and for the Period from
April 28, 2006 (Date of Inception) through September 30, 2006
(Unaudited)

		Period from
	Nine Months	April 28, 2006
	Ended	(Date of Inception)
	September 30, 2007	through September 30, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,669,000)	$(50,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization (including deferred financing costs, above/below market leases and debt discount)	5,534,000	—
Stock based compensation, net of forfeitures	77,000	31,000
Changes in operating assets and liabilities:
Accounts and other receivable, net	(723,000)	—
Other assets	(768,000)	—
Accounts payable and accrued liabilities	2,804,000	19,000
Accounts payable due to affiliates, net	379,000	—
Prepaid rent	(671,000)	—

Net cash provided by operating activities	2,963,000	—

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of real estate operating properties	(253,574,000)	—
Capital expenditures	(61,000)	—
Restricted cash	(4,875,000)	—

Net cash used in investing activities	(258,510,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on mortgage loan payables	86,310,000	—
Borrowings on unsecured note payables to affiliate	19,900,000	—
Borrowings under the line of credit, net	35,700,000	—
Payments on mortgage loan payables	(19,921,000)	—
Proceeds from issuance of common stock	157,281,000	2,000
Minority interest contributions to our Operating Partnership	—	200,000
Security deposits	23,000	—
Deferred financing costs	(1,668,000)	—
Payment of offering costs	(16,130,000)	—
Distributions	(1,638,000)	—

Net cash provided by financing activities	259,857,000	202,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,310,000	202,000
CASH AND CASH EQUIVALENTS — Beginning of period	202,000	—

CASH AND CASH EQUIVALENTS — End of period	$4,512,000	$202,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$1,927,000	$—
Income taxes	$2,000	$—
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Investing Activities:
Capital expenditures	$260,000	$—
The following represents the increase in certain assets and liabilities in connection with our acquisitions of operating properties:
Other assets	$610,000	$—
Mortgage loan payables	$37,039,000	$—
Accounts payable and accrued liabilities	$1,771,000	$—
Accounts payable due to affiliates, net	$9,000	$—
Security deposits and prepaid rent	$1,182,000	$—
Financing Activities:
Issuance of common stock under the DRIP	$1,262,000	$—
Distributions declared but not paid	$905,000	$—
Accrued offering costs	$1,189,000	$—
Receivable from transfer agent for issuance of common stock	$674,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

The use of the words “we,” “us” or “our” refers to NNN Healthcare/Office REIT, Inc. and our subsidiaries, including NNN Healthcare/Office REIT Holdings, L.P., except where the context otherwise requires.

1.	Organization and Description of Business

NNN Healthcare/Office REIT, Inc., a Maryland corporation, was incorporated on April 20, 2006. We were initially capitalized on April 28, 2006, and therefore we consider that our date of inception. We intend to provide investors the potential for income and growth through investment in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, healthcare-related facilities and quality commercial office properties that produce current income. We may also invest in real estate related securities. We intend to qualify as a real estate investment trust, or REIT, for federal income tax purposes for our taxable year ending December 31, 2007.

We are conducting a best efforts initial public offering, or our Offering, in which we are offering a minimum of 200,000 shares of our common stock aggregating at least $2,000,000, or the minimum offering, and a maximum of 200,000,000 shares of our common stock for $10.00 per share and 21,052,632 shares of our common stock pursuant to our distribution reinvestment plan, or the DRIP, at $9.50 per share, aggregating up to $2,200,000,000, or the maximum offering. Shares purchased by our executive officers and directors, by NNN Capital Corp., or our Dealer Manager, by NNN Healthcare/Office REIT Advisor, LLC, or our Advisor, or by its affiliates did not count towards the minimum offering. As of October 31, 2007, we had received and accepted subscriptions in our Offering for 18,059,074 shares of our common stock, or $180,368,000, excluding shares issued under the DRIP.

We conduct substantially all of our operations through NNN Healthcare/Office REIT Holdings, L.P., or our Operating Partnership. We are externally advised by our Advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us, our Advisor and Triple Net Properties, LLC, or Triple Net Properties, who is the managing member of our Advisor. The Advisory Agreement had a one-year term that expired on September 19, 2007 and was subject to successive one-year renewals upon the mutual consent of the parties. On September 18, 2007, our board of directors extended the Advisory Agreement on a month-to-month basis. On October 24, 2007, our board of directors authorized the renewal, for a term of one year ending on October 24, 2008, of our Advisory Agreement. Our Advisor supervises and manages our day-to-day operations and selects the properties and securities we acquire, subject to oversight by our board of directors. Our Advisor also provides marketing, sales and client services on our behalf. Our Advisor is affiliated with us in that we and our Advisor have common officers, some of whom also own an indirect equity interest in our Advisor. Our Advisor engages affiliated entities, including Triple Net Properties Realty, Inc., or Realty, to provide various services to us.

In the fourth quarter of 2006, NNN Realty Advisors, Inc., or NNN Realty Advisors, or our Sponsor, acquired all of the outstanding ownership interests of Triple Net Properties, NNN Capital Corp. and Realty. As a result, we consider NNN Realty Advisors to be our Sponsor. On May 22, 2007, NNN Realty Advisors entered into a definitive merger agreement with Grubb & Ellis Company, or Grubb & Ellis. The merger has been approved by the boards of directors of both NNN Realty Advisors and Grubb & Ellis. The combined company will retain the Grubb & Ellis name and will continue to be listed on the New York Stock Exchange under the ticker symbol “GBE.” The transaction is expected to close in the fourth quarter of 2007, subject to approval by stockholders of both companies and other customary closing conditions of transactions of this type.

As of September 30, 2007, we had purchased 14 properties comprising 1,547,000 square feet of gross leasable area, or GLA.

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

2.	Summary of Significant Accounting Policies

Our interim unaudited condensed consolidated financial statements and accompanying notes are the representations of our management, who are responsible for their integrity and objectivity. The following accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying interim unaudited condensed consolidated financial statements.

Basis of Presentation

Our accompanying interim unaudited condensed consolidated financial statements include our accounts and those of our Operating Partnership. We operate and intend to continue to operate in an umbrella partnership REIT structure in which our Operating Partnership, or wholly-owned subsidiaries of our Operating Partnership, will own substantially all of the properties acquired on our behalf. We are the sole general partner of our Operating Partnership and as of September 30, 2007 and December 31, 2006, we owned a 99.99% and 1.0%, respectively, general partnership interest therein. Our Advisor is the sole limited partner and as of September 30, 2007 and December 31, 2006, owned a 0.01% and 99.0%, respectively, limited partnership interest therein. Our Advisor is also entitled to certain subordinated distribution rights under the partnership agreement for our Operating Partnership. Because we are the sole general partner of our Operating Partnership and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to our Operating Partnership), the accounts of our Operating Partnership are consolidated in our consolidated financial statements. All significant intercompany accounts and transactions are eliminated in consolidation.

Interim Financial Data

Our accompanying interim unaudited condensed consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the Securities and Exchange Commission, or the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, our accompanying interim unaudited condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying interim unaudited condensed consolidated financial statements reflect all adjustments, which are, in our opinion, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such results may be less favorable. Our accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our prospectus dated April 23, 2007.

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We believe that our critical accounting policies are those that require significant judgments and estimates. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Restricted Cash

Restricted cash is comprised of impound reserve accounts for property taxes, insurance, capital improvements and tenant improvements.

Allowance for Uncollectible Accounts

Tenant receivables and unbilled deferred rent receivables are carried net of the allowances for uncollectible current tenant receivables and unbilled deferred rent. An allowance is maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations under their lease agreements. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, individual tenant receivables considering the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors. As of September 30, 2007 and December 31, 2006, we had $2,000 and $0, respectively, in allowances for uncollectible accounts as determined to be necessary to reduce receivables to our estimate of the amount recoverable.

Purchase Price Allocation

In accordance with Statements of Financial Accounting Standards, or SFAS, No. 141, Business Combinations, we, with the assistance of independent valuation specialists, allocate the purchase price of acquired properties to tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (building and land) is based upon our determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by us include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in-place leases, the value of in-place leases, tenant relationships and above or below market debt assumed.

The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between: (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) our estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in identified intangible assets, net and below market lease values are included in identified intangible liabilities, net in the accompanying condensed consolidated balance sheets and are amortized to rental income over the weighted-average remaining term of the acquired leases with each property.

The total amount of other intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by us in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors.

The value allocable to above or below market debt is determined based upon the present value of the difference between the cash flow stream of the assumed fixed rate mortgage and the cash flow stream of a market fixed rate mortgage. The amounts allocated to above or below market debt are included in mortgage loan payables, net in the accompanying condensed consolidated balance sheets and are amortized to interest expense over the remaining term of the assumed mortgage.

These allocations are subject to change based on information received within one year of the purchase related to one or more events identified at the time of purchase which confirm the value of an asset or liability received in an acquisition of property.

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Operating Properties

Operating properties are carried at the lower of fair market value or historical cost less accumulated depreciation. The cost of the operating properties includes the cost of land and completed buildings and related improvements. Expenditures that increase the service life of the properties are capitalized and the cost of maintenance and repairs is charged to expense as incurred. The cost of buildings is depreciated on a straight-line basis over the estimated useful lives of the buildings up to 39 years and for tenant improvements, the shorter of the lease term or useful life, ranging from two months to 120 months. When depreciable property is retired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

An operating property is evaluated for potential impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Impairment losses are recorded on long-lived assets and tenant improvements used in operations. Impairment losses are recorded on an operating property when indicators of impairment are present and the carrying amount of the asset is greater than the sum of the future undiscounted cash flows expected to be generated by that asset. We would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. As of September 30, 2007, there were no impairment losses recorded.

Other Assets

Other assets consist primarily of deferred rent receivables, leasing commissions, prepaid expenses, deposits and deferred financing costs. Costs incurred for property leasing have been capitalized as deferred assets. Deferred financing costs include amounts paid to lenders and others to obtain financing. Such costs are amortized using the straight-line method over the term of the related loan, which approximates the effective interest rate method. Amortization of deferred financing costs is included in interest expense in our accompanying condensed consolidated statements of operations. Deferred leasing costs include leasing commissions that are amortized using the straight-line method over the term of the related lease.

Revenue Recognition

In accordance with SFAS No. 13, Accounting for Leases, as amended and interpreted, minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, is recognized as revenue in the period in which the related expenses are incurred.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk are primarily cash and accounts receivable from tenants. We have cash in financial institutions that is insured by the Federal Deposit Insurance Corporation, or FDIC, up to $100,000 per institution. As of September 30, 2007 and December 31, 2006, we had cash accounts in excess of FDIC insured limits. We believe this risk is not significant. Concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants, and security deposits are obtained upon lease execution.

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

As of September 30, 2007, we owned consolidated properties located in various states as follows:

			Percentage
			of
	State	2007 Annual	2007 Annual
Property	(Property Location)	Base Rent(*)	Base Rent

Commons V Medical Office Building	FL	$762,000	3.1%
East Florida Senior Care Portfolio	FL	4,095,000	16.9%

Sub-total	FL	4,857,000	20.0%

Yorktown Medical Center and Shakerag Medical Center	GA	2,389,000	9.8%
Gwinnett Professional Center	GA	1,132,000	4.7%

Sub-total	GA	3,521,000	14.5%

Southpointe Office Parke and Epler Parke I	IN	1,391,000	5.7%
Crawfordsville Medical Office Park and Athens Surgery Center	IN	578,000	2.4%
Kokomo Medical Office Park	IN	1,319,000	5.4%

Sub-total	IN	3,288,000	13.5%

2750 Monroe Boulevard	PA	2,623,000	10.8%
Triumph Hospital Northwest and Triumph Hospital Southwest	TX	2,584,000	10.7%
Lenox Office Park, Building G	TN	2,134,000	8.8%
Thunderbird Medical Plaza	AZ	1,856,000	7.7%
1 and 4 Market Exchange	OH	1,689,000	7.0%
The Gallery Professional Building	MN	1,057,000	4.4%
St. Mary Physicians Center	CA	647,000	2.6%

Total		$24,256,000	100.0%

*	Annualized rental revenue is based on contractual base rent from leases in effect as of September 30, 2007.

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

As of September 30, 2007, three of our tenants at our consolidated properties accounted for 10.0% or more of our aggregate annual rental revenue, as follows:

		Percentage of		Square	Lease
	2007 Annual	2007 Annual		Footage	Expiration
Tenant	Base Rent(*)	Base Rent	Property	(Approximately)	Date

Institute for Senior Living of Florida	$4,095,000	16.9%	East Florida Senior Care Portfolio	355,000	05/31/14
Triumph Hospital	$2,584,000	10.7%	Triumph Hospital Northwest and Triumph Hospital	151,000	02/28/13
Quest Diagnostics, Inc.	$2,623,000	10.8%	Southwest 2750 Monroe Boulevard	109,000	04/30/11

*	Annualized rental revenue is based on contractual base rent from leases in effect as of September 30, 2007.

Organizational, Offering and Related Expenses

Our organizational, offering and related expenses are being paid by our Advisor and its affiliates on our behalf. These organizational, offering and related expenses include all expenses (other than selling commissions and the marketing support fee which generally represent 7.0% and 2.5% of our gross offering proceeds, respectively) to be paid by us in connection with our Offering. These expenses will only become our liability to the extent selling commissions, the marketing support fee and due diligence expense reimbursements and other organizational and offering expenses do not exceed 11.5% of the gross proceeds of our Offering. As of September 30, 2007 and December 31, 2006, expenses of $990,000 and $1,728,000, respectively, in excess of 11.5% of the gross proceeds of our Offering, has been incurred by our Advisor or Triple Net Properties and therefore these expenses are not recorded in our accompanying condensed consolidated financial statements as of September 30, 2007 and December 31, 2006. To the extent we raise additional proceeds from our Offering, these amounts may become our liability. See Note 10, Related Party Transactions — Offering Stage, for a further discussion of these amounts during our offering stage.

Stock Compensation

We follow SFAS, No. 123(R), Share-Based Payment, to account for our stock compensation pursuant to our 2006 Incentive Plan and the 2006 Independent Directors Compensation Plan, a sub-plan of our 2006 Incentive Plan. See Note 12, Stockholders’ Equity (Deficit) — 2006 Incentive Plan and Independent Directors Compensation Plan, for a further discussion of grants under our 2006 Incentive Plan.

Income Taxes

We intend to make an election to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, and we intend to be taxed as such beginning with our taxable year ending December 31, 2007. We intend to qualify as a REIT. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90.0% of our ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could have a material adverse effect on our net income and net cash available for distribution to stockholders. Because of our intention to elect REIT status in 2007, we will not benefit from the loss incurred for the year ended December 31, 2006.

Per Share Data

We report earnings (loss) per share pursuant to SFAS No. 128, Earnings Per Share. Basic earnings (loss) per share attributable for all periods presented are computed by dividing net income (loss) by the weighted average number of shares of our common stock outstanding during the period. Diluted earnings (loss) per share is computed based on the weighted average number of shares of our common stock and all potentially dilutive securities, if any. Shares of restricted common stock give rise to potentially dilutive shares of common stock.

For the three months ended September 30, 2007 and 2006, we recorded a net loss of approximately $1,933,000 and $50,000, respectively. For the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we recorded a net loss of approximately $3,669,000 and $50,000, respectively. As of September 30, 2007 and 2006, 27,000 and 12,000 shares, respectively, of restricted common stock were outstanding, but were excluded from the computation of diluted earnings per share because such shares of restricted common stock were anti-dilutive during this period.

Segment Disclosure

The Financial Accounting Standards Board, or the FASB, issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting financial and descriptive information about an enterprise’s reportable segments. We have determined that we have one reportable segment, with activities related to investing in medical office buildings, healthcare-related facilities and quality commercial office properties. Our investments in real estate are geographically diversified and management evaluates operating performance on an individual property level. However, as each of our properties has similar economic characteristics, tenants, and products and services, our properties have been aggregated into one reportable segment for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006.

Recently Issued Accounting Pronouncements

In July 2006 the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN No. 48. This interpretation, among other things, creates a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) determines the amount of benefit that more-likely-than-not will be realized upon settlement. Derecognition of a tax position that was previously recognized would occur when a company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. FIN No. 48 specifically prohibits the use of a valuation allowance as a substitute for derecognition of tax positions, and it has expanded disclosure requirements. FIN No. 48 was effective for fiscal years beginning after December 15, 2006, in which the impact of adoption should be accounted for as a cumulative-effect adjustment to the beginning balance of retained earnings in the year of adoption. Our adoption of FIN No. 48 as of the beginning of the first quarter of 2007 did not have any impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 157 on January 1, 2008. We are

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

evaluating SFAS No. 157 and have not yet determined the impact the adoption, if any, will have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the fiscal year beginning on or before November 15, 2007, provided the provisions of SFAS No. 157 are applied. We will adopt SFAS No. 159 on January 1, 2008. We are evaluating SFAS No. 159 and have not yet determined the impact the adoption, if any, will have on our consolidated financial statements.

3.	Real Estate Investments

Our investments in our consolidated properties consisted of the following as of September 30, 2007 and December 31, 2006:

	September 30,	December 31,
	2007	2006

Land	$40,260,000	$—
Building and improvements	210,096,000	—
Furniture and equipment	4,000	—

	250,360,000	—

Less: accumulated depreciation	(2,294,000)	—

	$248,066,000	$—

Depreciation expense for the three months ended September 30, 2007 and 2006 was $1,411,000 and $0, respectively, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006 was $2,312,000 and $0, respectively.

Acquisitions in 2007

Affiliate Acquisitions

As a result of acquiring the NNN Southpointe, LLC, NNN Crawfordsville, LLC, NNN Gallery Medical, LLC, NNN Lenox Medical, LLC and NNN Lenox Medical Land, LLC membership interests from affiliates, as described below, an independent appraiser was engaged to value the properties and the transactions were approved and determined by a majority of our board of directors, including a majority of our independent directors, as fair and reasonable to us, and at prices no greater than the cost of the investments to our affiliate or the properties’ appraised values.

Southpointe Office Parke and Epler Parke I — Indianapolis, Indiana

On January 22, 2007, we acquired all of the membership interests of NNN Southpointe, LLC from an affiliate, for a total purchase price of $14,800,000, plus closing costs. NNN Southpointe, LLC has fee simple ownership of Southpointe Office Parke and Epler Parke I, located in Indianapolis, Indiana, or the Southpointe property. We primarily financed the purchase price through the assumption of an existing mortgage loan of $9,146,000 on the property with LaSalle Bank National Association, or LaSalle, and approximately $5,115,000 of the proceeds from a $7,500,000 unsecured loan from our Sponsor. See Note 6, Mortgage Loan

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Payables and Unsecured Note Payables to Affiliate, for a further discussion. The balance was provided by funds raised through our Offering. An acquisition fee of $444,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

Crawfordsville Medical Office Park and Athens Surgery Center — Crawfordsville, Indiana

On January 22, 2007, we acquired all of the membership interests of NNN Crawfordsville, LLC from an affiliate, for a total purchase price of $6,900,000, plus closing costs. NNN Crawfordsville, LLC has fee simple ownership of Crawfordsville Medical Office Park and Athens Surgery Center, located in Crawfordsville, Indiana, or the Crawfordsville property. We primarily financed the purchase price through the assumption of an existing mortgage loan of $4,264,000 on the property with LaSalle and approximately $2,385,000 of the proceeds from a $7,500,000 unsecured loan from our Sponsor. See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate, for a further discussion. The balance was provided by funds raised through our Offering. An acquisition fee of $207,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

The Gallery Professional Building — St. Paul, Minnesota

On March 9, 2007, we acquired all of the membership interests of NNN Gallery Medical, LLC from an affiliate, for a purchase price of $8,800,000, plus closing costs. NNN Gallery Medical, LLC has fee simple ownership of The Gallery Professional Building, located in St. Paul, Minnesota, or the Gallery property. We primarily financed the purchase price through the assumption of an existing mortgage loan of $6,000,000 on the property with LaSalle and a $1,000,000 unsecured loan from our Sponsor. See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate, for a further discussion. The balance of the purchase price was provided by funds raised through our Offering. An acquisition fee of $264,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

Lenox Office Park, Building G — Memphis, Tennessee

On March 23, 2007, we acquired all of the membership interests of NNN Lenox Medical, LLC and NNN Lenox Medical Land, LLC from an affiliate, for a purchase price of $18,500,000, plus closing costs. NNN Lenox Medical, LLC holds a leasehold interest in Lenox Office Park, Building G, and NNN Lenox Medical Land, LLC holds a fee simple interest in two vacant parcels of land within Lenox Office Park, located in Memphis, Tennessee, which we collectively refer to as the Lenox property. We primarily financed the purchase price of the property and land parcels through the assumption of an existing mortgage loan of $12,000,000 on the property with LaSalle. See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate — Mortgage Loan Payables, for a further discussion. The balance of the purchase price was provided by funds raised through our Offering. An acquisition fee of $555,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

Unaffiliated Third Party Acquisitions

Commons V Medical Office Building — Naples, Florida

On April 24, 2007, we acquired Commons V Medical Office Building, located in Naples, Florida, or the Commons V property, from an unaffiliated third party, for a purchase price of $14,100,000, plus closing costs. We financed the purchase price using funds raised through our Offering. An acquisition fee of $423,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate. In addition, a real estate commission of $300,000, or approximately 2.0% of the purchase price, was paid to Grubb & Ellis. On May 14, 2007, we entered into a loan, secured by the Commons V property, with Wachovia Bank, National Association, or Wachovia, evidenced by a promissory note in the principal amount of $10,000,000. The proceeds from this

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

loan were used to purchase the Thunderbird Medical Plaza as described below. See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate — Mortgage Loan Payables, for a further discussion.

Yorktown Medical Center and Shakerag Medical Center — Fayetteville and Peachtree City, Georgia

On May 2, 2007, we acquired Yorktown Medical Center and Shakerag Medical Center, located in Fayetteville, Georgia and Peachtree City, Georgia, respectively, which we collectively refer to as the Peachtree property, for a total purchase price of $21,500,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price through a secured loan with Wachovia as evidenced by a promissory note in the principal amount of $13,530,000 and by funds raised through our Offering. See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate — Mortgage Loan Payables, for a further discussion. An acquisition fee of $645,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

Thunderbird Medical Plaza — Glendale, Arizona

On May 15, 2007, we acquired Thunderbird Medical Plaza, located in Glendale, Arizona, from an unaffiliated third party for a total purchase price of $25,000,000, plus closing costs. We financed the purchase price using a combination of $9,651,000 in net proceeds from the $10,000,000 loan from Wachovia secured by the Commons V property (described above) and funds raised through our Offering. An acquisition fee of $750,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate. On June 8, 2007, we entered into a loan, secured by the Thunderbird property, with Wachovia, evidenced by a promissory note in the principal amount of $14,000,000. The proceeds from this loan were used to purchase Triumph Hospital Northwest and Triumph Hospital Southwest as described below. See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate — Mortgage Loan Payables, for a further discussion.

Triumph Hospital Northwest and Triumph Hospital Southwest — Houston and Sugar Land, Texas

On June 8, 2007, we acquired Triumph Hospital Northwest, located in Houston, Texas, and Triumph Hospital Southwest, located in Sugar Land, Texas, which we collectively refer to as the Triumph Hospital Portfolio, for a total purchase price of $36,500,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price using a combination of $12,605,000 in net proceeds from the loan from Wachovia secured by the Thunderbird property (described above), $20,975,000 from funds raised through our Offering and the balance of $4,000,000 from an unsecured loan from our Sponsor. See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate — Unsecured Note Payables to Affiliate, for a further discussion. An acquisition fee of $1,095,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

Gwinnett Professional Center — Lawrenceville, Georgia

On July 27, 2007, we acquired the Gwinnett Professional Center, or the Gwinnett property, located in Lawrenceville, Georgia, for a purchase price of $9,300,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price using a combination of debt financing consisting of a $6,000,000 loan assumed with a current principal balance of $5,734,000 secured by the Gwinnett property from LaSalle and funds raised through our Offering. See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate — Mortgage Loan Payables, for a further discussion. An acquisition fee of $279,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

1 and 4 Market Exchange — Columbus, Ohio

On August 15, 2007, we acquired 1 Market Exchange, 4 Market Exchange and a vacant parcel of land, located in Columbus, Ohio, which we collectively refer to as the 1 and 4 Market property, for a total purchase

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

price of $21,900,000, plus closing costs. We acquired the property from unaffiliated third parties. We financed the purchase price using funds raised through our Offering. An acquisition fee of $657,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate. On September 28, 2007, we entered into a loan, secured by the 1 and 4 Market property, with Wachovia, evidenced by a promissory note in the principal amount of $14,500,000. See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate — Mortgage Loan Payables, for a further discussion.

Kokomo Medical Office Park — Kokomo, Indiana

On August 30, 2007, we acquired the Kokomo Medical Office Park, located in Kokomo, Indiana, or the Kokomo property, for a total purchase price of $13,350,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price using a combination of funds raised through our Offering and the balance of $1,300,000 from an unsecured loan from our Sponsor. See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate — Unsecured Note Payables to Affiliate, for a further discussion. An acquisition fee of $401,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

St. Mary Physicians Center — Long Beach, California

On September 5, 2007, we acquired St. Mary Physicians Center, located in Long Beach, California, or the St. Mary property, for a purchase price of $13,800,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price using a combination of $8,280,000 from a loan secured by the St. Mary property and the balance of $6,100,000 from an unsecured loan from our Sponsor. See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate — Unsecured Note Payables to Affiliate, for a further discussion. An acquisition fee of $414,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

2750 Monroe Boulevard — Valley Forge, Pennsylvania

On September 10, 2007, we acquired 2750 Monroe Boulevard, located in Valley Forge, Pennsylvania, or the 2750 Monroe property, for a total purchase price of $26,700,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price of the property with approximately $27,870,000 in borrowings under a secured revolving line of credit with LaSalle. See Note 7, Line of Credit, for a further discussion. An acquisition fee of $801,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

East Florida Senior Care Portfolio — Jacksonville, Winter Park and Sunrise, Florida

On September 28, 2007, we acquired the East Florida Senior Care Portfolio, located in Jacksonville, Winter Park and Sunrise, Florida, or the EFSC property, for a total purchase price of $52,000,000, plus closing costs. We acquired the property from an unaffiliated third party. We financed the purchase price using a combination of $24,918,000 in net proceeds from a $26,000,000 loan (net of a $4,500,000 loan holdback) from KeyBank National Association, or KeyBank, secured by the EFSC property, $11,000,000 in borrowings under a secured revolving line of credit with LaSalle and the balance with funds raised through our Offering. See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate — Mortgage Loan Payables and Note 7, Line of Credit, for a further discussion. An acquisition fee of $1,560,000, or 3.0% of the purchase price, was paid to our Advisor and its affiliate.

Leverage

In accordance with our charter, a majority of our directors, including a majority of our independent directors, approved our leverage exceeding 300.0% in connection with our first four acquisitions. The board of

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

directors determined that the excess leverage was justified because it enabled us to purchase the properties during the initial stages of our Offering, thereby improving our ability to meet our goal of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital. As of November 13, 2007, our leverage does not exceed 300.0%. We may, with a majority of our independent directors’ authority, exceed our charter’s leverage guidelines again during the early stages of our operations. Net assets for purposes of this calculation are defined as our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities.

Proposed Unaffiliated Third Party Acquisition

St. Rita’s Medical Center Portfolio — Lima, Ohio

On July 31, 2007, our board of directors approved the acquisition of the St. Rita’s Medical Center Portfolio, located in Lima, Ohio. We anticipate purchasing the St. Rita’s Medical Center Portfolio for a purchase price of $25,750,000, plus closing costs, from an unaffiliated third party. We intend to finance the purchase using our secured revolving line of credit with LaSalle. We expect to pay our Advisor and its affiliate an acquisition fee of $773,000, or 3.0% of the purchase price, in connection with the acquisition. We anticipate that the closing will occur in the fourth quarter of 2007; however, closing is subject to certain agreed upon conditions and there can be no assurance that we will be able to complete the acquisition of the St. Rita’s Medical Center Portfolio.

4.	Identified Intangible Assets

Identified intangible assets consisted of the following as of September 30, 2007 and December 31, 2006:

	September 30,	December 31,
	2007	2006

In place leases, net of accumulated amortization of $1,828,000 and $0 as of September 30, 2007 and December 31, 2006, respectively, (with a weighted-average life of 55 months as of September 30, 2007)	$17,391,000	$—
Above market leases, net of accumulated amortization of $167,000 and $0 as of September 30, 2007 and December 31, 2006, respectively, (with a weighted-average life of 55 months as of September 30, 2007)	1,162,000	—
Tenant relationships, net of accumulated amortization of $837,000 and $0 as of September 30, 2007 and December 31, 2006, respectively, (with a weighted-average life of 99 months as of September 30, 2007)	22,679,000	—

	$41,232,000	$—

Amortization expense recorded on the identified intangible assets for the three months ended September 30, 2007 and 2006 was $1,713,000 and $0, respectively, which included $78,000 and $0, respectively, of amortization recorded against rental income for above market leases. Amortization expense recorded on the identified intangible assets for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006 was $3,104,000 and $0, respectively, which included $167,000 and $0, respectively, of amortization recorded against rental income for above market leases.

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Amortization expense on the identified intangible assets as of September 30, 2007 for the three months ended December 31, 2007, each of the next four years ended December 31 and thereafter, is as follows:

Year	Amount

2007	$2,083,000
2008	$7,406,000
2009	$6,766,000
2010	$5,264,000
2011	$3,978,000
Thereafter	$15,735,000

5.	Other Assets

Other assets consisted of the following as of September 30, 2007 and December 31, 2006:

	September 30,	December 31,
	2007	2006

Deferred financing costs, net of accumulated amortization of $54,000 and $0 as of September 30, 2007 and December 31, 2006, respectively	$1,615,000	$3,000
Lease commissions, net of accumulated amortization of $3,000 and $0 as of September 30, 2007 and December 31, 2006, respectively	123,000	—
Deferred rent receivable	191,000	—
Prepaid expenses and deposits	1,052,000	180,000

	$2,981,000	$183,000

Amortization expense recorded on deferred financing costs and lease commissions for the three months ended September 30, 2007 and 2006 was $39,000 and $0, respectively, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006 was $57,000 and $0, respectively.

6.	Mortgage Loan Payables and Unsecured Note Payables to Affiliate

Mortgage Loan Payables

Mortgage loan payables were $123,433,000 ($123,331,000, net of discount) and $0 as of September 30, 2007 and December 31, 2006, respectively. As of September 30, 2007, we had fixed and variable rate mortgage loans with the effective interest rates ranging from 5.52% to 6.52% per annum and the weighted-average effective interest rate of 6.01% per annum. We are required by the terms of the applicable loan documents to meet certain financial covenants, such as debt service coverage ratios and rent coverage ratios, and reporting requirements. As of September 30, 2007, we were in compliance with all such covenants and requirements.

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Mortgage loan payables consisted of the following as of September 30, 2007 and December 31, 2006:

			Mortgage	Mortgage
	Interest	Maturity	Loan Payables as of	Loan Payables as of
Property	Rate	Date	September 30, 2007	December 31, 2006

Fixed Debt:
Southpointe Office Parke and Epler Parke I	6.11%	9/1/2016	$9,146,000	$—
Crawfordsville Medical Office Park and Athens Surgery Center	6.12%	10/1/2016	4,264,000	—
The Gallery Professional Building	5.76%	3/1/2017	6,000,000	—
Lenox Office Park, Building G	5.88%	2/1/2017	12,000,000	—
Commons V Medical Office Building	5.54%	6/11/2017	10,000,000	—
Yorktown Medical Center and Shakerag Medical Center	5.52%	5/11/2017	13,530,000	—
Thunderbird Medical Plaza	5.67%	6/11/2017	14,000,000	—
Gwinnett Professional Center	5.88%	1/1/2014	5,713,000	—
St. Mary Physicians Center	5.80%	9/4/2009	8,280,000	—

			82,933,000	—
Variable Debt:
1 and 4 Market Exchange	Variable*	9/30/2010	14,500,000	—
East Florida Senior Care Portfolio	Variable**	10/1/2010	26,000,000	—

			40,500,000	—

Total fixed and variable debt			123,433,000	—

Less: discount			(102,000)	—

Mortgage loan payables			$123,331,000	$—

*	At our option, the loan bears interest at per annum rates equal to: (a) 30-day LIBOR plus 1.35%; or (b) the Prime Rate, as announced by Wachovia Financial from time to time. As of September 30, 2007, the rate was 6.47%.

**	At our option, the loan bears interest at per annum rates equal to: (a) a rate equal to the greater of: (i) the prime rate, as established from time to time by KeyBank, or (ii) 1.0% in excess of the federal funds effective rate, as defined in the loan agreement; or (b) the Adjusted LIBOR Rate, as defined in the loan agreement. As of September 30, 2007, the rate was 6.52%.

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

The principal payments due on our mortgage loan payables as of September 30, 2007, for the three months ended December 31, 2007, each of the next four years ended December 31 and thereafter, is as follows:

Year	Amount

2007	$14,000
2008	$150,000
2009	$8,588,000
2010	$41,045,000
2011	$961,000
Thereafter	$72,675,000

Unsecured Note Payables to Affiliate

On January 22, 2007 and March 9, 2007, we entered into unsecured loans with NNN Realty Advisors, evidenced by unsecured promissory notes in the principal amounts of $7,500,000 and $1,000,000, respectively. The unsecured notes provided for maturity dates of July 22, 2007 and September 9, 2007, respectively. The $7,500,000 and $1,000,000 unsecured notes bore interest at a fixed rate of 6.86% and 6.84% per annum, respectively, and required monthly interest-only payments for the terms of the unsecured notes. The unsecured notes provided for default interest rates in an event of default equal to 8.86% and 8.84% per annum, respectively. On March 28, 2007, we repaid all outstanding principal and accrued interest on both unsecured notes using proceeds from our Offering.

On June 8, 2007, we entered into an unsecured loan with NNN Realty Advisors, evidenced by an unsecured promissory note in the principal amount of $4,000,000. The unsecured note provided for a maturity date of December 8, 2007. The $4,000,000 unsecured note bore interest at a fixed rate of 6.82% per annum and required monthly interest-only payments for the term of the unsecured note. The unsecured note provided for a default interest rate in an event of default equal to 8.82% per annum. On June 18, 2007, we repaid all outstanding principal and accrued interest on the unsecured note using proceeds from our Offering.

On August 30, 2007 and September 5, 2007, we entered into unsecured loans with NNN Realty Advisors, evidenced by unsecured promissory notes in the principal amounts of $1,300,000 and $6,100,000, respectively. The unsecured notes provided for maturity dates of March 1, 2008 and March 5, 2008, respectively. The $1,300,000 and $6,100,000 unsecured notes bore interest at a fixed rate of 6.85% and 6.86% per annum, respectively, and required monthly interest-only payments for the terms of the unsecured notes. The unsecured notes provided for default interest rates in an event of default equal to 8.85% and 8.86% per annum, respectively. On September 4, 2007 and September 11, 2007, we repaid all outstanding principal and accrued interest on the $1,300,000 and $6,100,000 unsecured notes, respectively.

Because these loans were related party loans, the terms of the loans and the unsecured notes were approved by our board of directors, including a majority of our independent directors, and deemed fair, competitive and commercially reasonable by our board of directors.

7.	Line of Credit

On September 10, 2007, we entered into a loan agreement, or the Loan Agreement, with LaSalle to obtain a secured revolving credit facility in an aggregate maximum principal amount of $50,000,000, or the LaSalle Line of Credit. The proceeds of loans made under the Loan Agreement may be used to finance the purchase of properties or, provided no event of default has occurred and is continuing, may be used for any other lawful purpose. In addition to loans, our Operating Partnership may obtain up to $10,000,000 of the credit available under the Loan Agreement in the form of letters of credit. The initial term of the Loan

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Agreement is three years, which may be extended by one 12-month period subject to satisfaction of certain conditions, including payment of an extension fee equal to 0.20% of the principal balance of loans then outstanding.

The actual amount of credit available under the Loan Agreement is a function of certain loan to cost, loan to value and debt service coverage ratios contained in the Loan Agreement. The maximum principal amount of the Loan Agreement may be increased to $120,000,000 subject to the terms of the Loan Agreement. Also, additional financial institutions may become lenders under the Loan Agreement.

At our option, loans under the Loan Agreement bear interest at per annum rates equal to (a) LIBOR plus a margin ranging from 1.45% to 1.60%, depending on the ratio of outstanding amounts under the Loan Agreement to the value of the collateral securing the Loan Agreement, (b) the greater of LaSalle’s prime rate or the Federal Funds Rate plus 0.50%, or (c) a combination of these rates. Accrued interest under the Loan Agreement is payable monthly and at maturity. In addition to interest, we are required to pay a fee on the unused portion of the lenders’ commitments under the Loan Agreement at a per annum rate equal to 0.20%, payable quarterly in arrears, beginning with the quarter ending December 31, 2007.

Our obligations with respect to the Loan Agreement are guaranteed by us and by our subsidiaries that own properties that serve as collateral for the Loan Agreement.

The Loan Agreement contains various affirmative and negative covenants that are customary for facilities and transactions of this type, including limitations on the incurrence of debt by us and our subsidiaries that own properties that serve as collateral for the Loan Agreement, limitations on the nature of our business, and limitations on distributions by us and our subsidiaries that own properties that serve as collateral for the Loan Agreement. The Loan Agreement also imposes the following financial covenants on us and our Operating Partnership, as applicable: (a) a minimum ratio of operating cash flow to interest expense, (b) a minimum ratio of operating cash flow to fixed charges, (c) a maximum ratio of liabilities to asset value, (d) a maximum distribution covenant and (e) a minimum net worth covenant, all of which are defined in the Loan Agreement. In addition, the Loan Agreement includes events of default that are customary for facilities and transactions of this type.

As of September 30, 2007 and December 31, 2006, borrowings under the LaSalle Line of Credit totaled $35,700,000 and $0, respectively. Borrowings as of September 30, 2007 bore interest at a weighted-average interest rate of 7.08% per annum.

8.	Identified Intangible Liabilities

Identified intangible liabilities consisted of the following as of September 30, 2007 and December 31, 2006:

	September 30,	December 31,
	2007	2006

Below market leases, net of accumulated amortization of $130,000 and $0 as of September 30, 2007 and December 31, 2006, respectively, (with a weighted-average life of 59 months as of September 30, 2007)	$1,315,000	$—

	$1,315,000	$—

Amortization expense recorded on the identified intangible liabilities for the three months ended September 30, 2007 and 2006 was $93,000 and $0, respectively, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006 was $132,000 and $0, respectively, which is recorded to rental income on the condensed consolidated statements of operations.

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Amortization expense on the identified intangible liabilities as of September 30, 2007 for the three months ended December 31, 2007, each of the next four years ended December 31 and thereafter, is as follows:

Year	Amount

2007	$106,000
2008	$335,000
2009	$259,000
2010	$192,000
2011	$154,000
Thereafter	$269,000

9.	Commitments and Contingencies

Litigation

We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Environmental Matters

We follow the policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Organizational, Offering and Related Expenses

As of September 30, 2007 and December 31, 2006, expenses of $990,000 and $1,728,000, respectively, in excess of 11.5% of the gross proceeds of our Offering, has been incurred by our Advisor or Triple Net Properties and therefore these expenses are not recorded in our accompanying condensed consolidated financial statements as of September 30, 2007 and December 31, 2006. To the extent we raise additional proceeds from our Offering, these amounts may become our liability. See Note 2, Summary of Significant Accounting Policies — Organizational, Offering and Related Expenses for a further discussion.

Other

Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business. In our opinion, these matters are not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

10.	Related Party Transactions

Fees and Expenses Paid to Affiliates

Some of our executive officers and our non-independent directors are also executive officers and/or holders of a direct or indirect interest in our Advisor, Triple Net Properties, our Dealer Manager, or other affiliated entities. Upon the effectiveness of our Offering, we entered into the Advisory Agreement and a dealer manager agreement, or the Dealer Manager Agreement. These agreements entitle our Advisor, our

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Dealer Manager and their affiliates to specified compensation for certain services with regards to our Offering and the investment of funds in real estate assets, among other services, as well as reimbursement of organizational and offering expenses incurred.

Offering Stage

Selling Commissions

Our Dealer Manager receives selling commissions up to 7.0% of the gross offering proceeds from the sale of shares of our common stock in our Offering other than shares sold pursuant to the DRIP. Our Dealer Manager may re-allow all or a portion of these fees to participating broker-dealers. For the three months ended September 30, 2007 and 2006, we incurred $3,673,000 and $0, respectively, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we incurred $10,915,000 and $0, respectively, in selling commissions to our Dealer Manager. Such commissions are charged to stockholders’ equity (deficit) as such amounts are reimbursed to our Dealer Manager from the gross proceeds of our Offering.

Marketing Support Fee and Due Diligence Expense Reimbursements

Our Dealer Manager may receive non-accountable marketing support fees and due diligence expense reimbursements up to 2.5% of the gross offering proceeds from the sale of shares of our common stock in our Offering other than shares sold pursuant to the DRIP, and may re-allow up to 1.5% of gross offering proceeds to participating broker-dealers. In addition, we may reimburse our Dealer Manager or its affiliates an additional accountable 0.5% of gross offering proceeds for bona fide due diligence expenses and may re-allow up to 0.5% of gross offering proceeds to participating broker-dealers. For the three months ended September 30, 2007 and 2006, we incurred $1,328,000 and $0, respectively, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we incurred $4,032,000 and $0, respectively, in marketing support fees and due diligence expense reimbursements to our Dealer Manager. Such fees and reimbursements are charged to stockholders’ equity (deficit) as such amounts are reimbursed to our Dealer Manager or its affiliates from the gross proceeds of our Offering.

Other Organizational and Offering Expenses

Our organizational and offering expenses are paid by our Advisor or Triple Net Properties on our behalf. Our Advisor or Triple Net Properties may be reimbursed for actual expenses incurred for up to 1.5% of the gross offering proceeds from the sale of shares of our common stock in our Offering other than shares sold pursuant to the DRIP. For the three months ended September 30, 2007 and 2006, we incurred $797,000 and $0, respectively, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we incurred $2,372,000 and $0, respectively, in other organizational and offering expenses to our Advisor or Triple Net Properties. Other organizational expenses are expensed as incurred, and offering expenses are charged to stockholders’ equity (deficit) as such amounts are reimbursed to our Advisor or Triple Net Properties from the gross proceeds of our Offering.

Acquisition and Development Stage

Acquisition Fees

Our Advisor or its affiliates receive, as compensation for services rendered in connection with the investigation, selection and acquisition of properties, an acquisition fee up to 3.0% of the contract purchase price for each property acquired or up to 4.0% of the total development cost of any development property acquired, as applicable. For the three months ended September 30, 2007 and 2006, we incurred $4,112,000 and $0, respectively, and for the nine months ended September 30, 2007 and for the period from April 28,

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

2006 (Date of Inception) through September 30, 2006, we incurred $8,495,000 and $0, respectively, in acquisition fees to our Advisor or its affiliates. Acquisition fees are capitalized as part of the purchase price allocations.

Reimbursement of Acquisition Expenses

Our Advisor or its affiliates will be reimbursed for acquisition expenses related to selecting, evaluating, acquiring and investing in properties. Acquisition expenses, including amounts paid to third parties, will not exceed 0.5% of the purchase price of the properties. The reimbursement of acquisition fees and expenses, including real estate commissions paid to unaffiliated parties, will not exceed, in the aggregate, 6.0% of the purchase price or total development costs, unless fees in excess of such limits are approved by a majority of our disinterested independent directors. For the three months ended September 30, 2007 and 2006, we incurred $4,000 and $0, respectively, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we incurred $7,000 and $0, respectively, for such expenses to our Advisor or its affiliates, excluding amounts our Advisor or its affiliates paid directly to third parties. Acquisition expenses are capitalized as part of the purchase price allocations.

Operational Stage

Asset Management Fee

Our Advisor or its affiliates are paid a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth of 1.0% of the average invested assets calculated as of the close of business on the last day of each month, subject to our stockholders receiving annualized distributions in an amount equal to 5.0% per annum on average invested capital. For the three months ended September 30, 2007 and 2006, we incurred $483,000 and $0, respectively, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we incurred $775,000 and $0, respectively, in asset management fees to our Advisor or its affiliates, which is included in general and administrative in the accompanying condensed consolidated statements of operations.

Property Management Fees

Our Advisor or its affiliates are paid a monthly property management fee equal to 4.0% of the gross cash receipts from each property managed. For properties managed by other third parties besides our Advisor or its affiliates, our Advisor or its affiliates will be paid up to 1.0% of the gross cash receipts from the property for a monthly oversight fee. For the three months ended September 30, 2007 and 2006, we incurred $173,000 and $0, respectively, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we incurred $291,000 and $0, respectively, in property management fees and oversight fees to our Advisor or its affiliates, which is included in rental expenses in the accompanying condensed consolidated statements of operations.

Lease Fees

Our Advisor, its affiliates or unaffiliated third parties, as the property manager, may receive a separate fee for leasing activities in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties, as determined by a survey of brokers and agents in such area ranging between 3.0% and 8.0% of gross revenues generated from the initial term of the lease. For the three months ended September 30, 2007 and 2006, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we incurred $93,000, $0, $127,000, and $0, respectively, to Triple Net Properties in lease fees.

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

On-site Personnel and Engineering Payroll

For the three months ended September 30, 2007 and 2006, Triple Net Properties incurred payroll for on-site personnel and engineering on our behalf of $43,000 and $0, respectively, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, Triple Net Properties incurred payroll for on-site personnel and engineering on our behalf of $71,000 and $0, respectively, which is included in rental expense on the condensed consolidated statements of operations.

Operating Expenses

We reimburse our Advisor or its affiliates for expenses incurred in rendering its services to us, subject to certain limitations on our operating expenses. However, we cannot reimburse our Advisor and affiliates for fees and costs that exceed the greater of: (1) 2.0% of our average invested assets, as defined in the Advisory Agreement, or (2) 25.0% of our net income, as defined in the Advisory Agreement, unless the board of directors determines that such excess expenses were justified based on unusual and non-recurring factors. For the twelve months ended September 30, 2007, our operating expenses exceeded this limitation by $334,000. We raised the minimum offering and had funds held in escrow released to us to commence real estate operations in January 2007. At this early stage of our operations, our general and administrative expenses are relatively high compared with our funds from operations and our average invested assets. Our board of directors determined that the relationship of our general and administrative expenses to our funds from operations and our average invested assets was justified for the twelve months ended September 30, 2007 given the costs of operating a public company and the early stage of our operations.

For the three months ended September 30, 2007 and 2006, Triple Net Properties incurred on our behalf $68,000 and $0, respectively, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, Triple Net Properties incurred on our behalf $494,000 and $0, respectively, which is included in general and administrative in the accompanying condensed consolidated statements of operations or prepaid expenses on the accompanying condensed consolidated balance sheets, as applicable.

Liquidity Stage

Disposition Fees

Our Advisor or its affiliates will be paid, for services relating to a sale of one or more properties, a disposition fee up to the lesser of 1.75% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, in each case as determined by our board of directors and will not exceed market norms. The amount of disposition fees paid, including real estate commissions paid to unaffiliated parties, will not exceed the lesser of the customary competitive disposition fee or an amount equal to 6.0% of the contract sales price. For the three months ended September 30, 2007 and 2006, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we did not incur such fees.

Subordinated Participation Interest

Subordinated Distribution of Net Sales Proceeds

Upon liquidation of our portfolio, our Advisor will be paid a subordinated distribution of net sales proceeds. The distribution will be equal to 15.0% of the net proceeds from the sales of properties, after subtracting distributions to our stockholders of (1) their initial contributed capital (less amounts paid to repurchase shares pursuant to our share repurchase program) plus (2) an annual cumulative, non-compounded return of 8.0% on average invested capital. Actual amounts depend upon the sales prices of properties upon

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

liquidation. For the three months ended September 30, 2007 and 2006, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we did not incur such distributions.

Subordinated Distribution Upon Listing

Upon the listing of our shares of common stock on a national securities exchange, our Advisor will be paid a distribution equal to 15.0% of the amount by which (1) the market value of our outstanding common stock at listing plus distributions paid prior to listing exceeds (2) the sum of total amount of capital raised from stockholders (less amounts paid to repurchase shares pursuant to our share repurchase plan) and the amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 8.0% cumulative, non-compounded return on average invested capital through the date of listing. Actual amounts depend upon the market value of shares of our common stock at the time of listing, among other factors. For the three months ended September 30, 2007 and 2006, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we did not incur such distributions.

Subordinated Distribution Upon Termination

Upon termination of the Advisory Agreement, other than a termination by us for cause, our Advisor will be entitled to receive a distribution from our Operating Partnership in an amount equal to 15.0% of the amount, if any, by which (1) the fair market value of all of the assets of our Operating Partnership as of the date of the termination (determined by appraisal), less any indebtedness secured by such assets, plus the cumulative distributions made to us by our Operating Partnership from our inception through the termination date, exceeds (2) the sum of the total amount of capital raised from stockholders (less amounts paid to redeem shares pursuant to our share repurchase plan) plus an annual 8.0% cumulative, non-compounded return on average invested capital through the termination date. However, our Advisor will not be entitled to this distribution if our shares have been listed on a national securities exchange prior to the termination of the Advisory Agreement.

Accounts Payable Due to Affiliates, Net

The following amounts were outstanding to affiliates as of September 30, 2007 and December 31, 2007:

Entity	Fee	September 30, 2007	December 31, 2006

Triple Net Properties	Operating Expenses	$75,000	$312,000
Triple Net Properties	Offering Costs	797,000	—
Triple Net Properties	On-site Payroll and Engineering	17,000	—
Triple Net Properties	Acquisition Related Expenses	128,000	—
Triple Net Properties	Receivable for Property Acquisition Refund	(119,000)	—
NNN Capital Corp.	Selling Commissions, Marketing Support Fees and Due Diligence Expense Reimbursements	392,000	—
Realty	Asset and Property Management Fees	540,000	—
Realty	Lease Commissions	60,000	—

		$1,890,000	$312,000

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Unsecured Note Payables to Affiliate

For the three months ended September 30, 2007 and 2006, we paid interest expense to our Sponsor of $7,000 and $0, respectively, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we paid interest expense to our Sponsor of $84,000 and $0, respectively.

See Note 6, Mortgage Loan Payables and Unsecured Note Payables to Affiliate — Unsecured Note Payables to Affiliate for a further discussion.

11.	Minority Interest

As of September 30, 2007 and December 31, 2006, we owned a 99.99% and a 1.0%, respectively, general partnership interest in our Operating Partnership and our Advisor owned a 0.01% and a 99.0%, respectively, limited partnership interest. As such, 0.01% of the losses at our Operating Partnership are allocated to minority interest.

12.	Stockholders’ Equity (Deficit)

Common Stock

In April 2006, our Advisor purchased 200 shares of our common stock for total cash consideration of $2,000 and was admitted as our initial stockholder. On September 20, 2006 and October 4, 2006, we granted an aggregate of 15,000 shares and 5,000 shares, respectively, of restricted common stock to our independent directors. On April 12, 2007, we granted 5,000 shares of restricted common stock to our newly appointed independent director. On June 12, 2007, in connection with their re-election, we granted an aggregate of 12,500 shares of restricted stock to our independent directors. Through September 30, 2007, we issued 15,813,538 shares in connection with our Offering and 132,829 shares under the DRIP. As of September 30, 2007 and December 31, 2006, we had 15,984,067 and 20,200 shares of common stock outstanding, respectively.

We are offering and selling to the public up to 200,000,000 shares of our $0.01 par value common stock for $10.00 per share and up to 21,052,632 shares of our $0.01 par value common stock to be issued pursuant to the DRIP at $9.50 per share. Our charter authorizes us to issue 1,000,000,000 shares of our common stock.

Preferred Stock

Our charter authorizes us to issue 200,000,000 shares of our $0.01 par value preferred stock. No shares of preferred stock were issued and outstanding as of September 30, 2007 and December 31, 2006.

Distribution Reinvestment Plan

We adopted the DRIP that allows stockholders to purchase additional shares of common stock through reinvestment of distributions, subject to certain conditions. We registered and reserved 21,052,632 shares of common stock for sale pursuant to the DRIP in our Offering. For the three and nine months ended September 30, 2007, $927,000 and $1,262,000, respectively, in distributions were reinvested and 97,543 and 132,829 shares, respectively, were issued under the DRIP. As of September 30, 2007 and December 31, 2006, a total of $1,262,000 and $0, respectively, in distributions were reinvested and 132,829 and 0 shares, respectively, were issued under the DRIP.

Share Repurchase Plan

Our board of directors has approved a share repurchase plan. On August 24, 2006, we received SEC exemptive relief from rules restricting issuer purchases during distributions. The share repurchase plan allows

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

for share repurchases by us when certain criteria are met. Share repurchases will be made at the sole discretion of our board of directors. Funds for the repurchase of shares will come exclusively from the proceeds we receive from the sale of shares under the DRIP. As of September 30, 2007, no share repurchases had been made.

2006 Incentive Plan and Independent Directors Compensation Plan

Under the terms of our 2006 Incentive Plan, the aggregate number of shares of our common stock subject to options, shares of restricted common stock, stock purchase rights, stock appreciation rights or other awards, including those issuable under its sub-plan, the 2006 Independent Directors Compensation Plan, will be no more than 2,000,000 shares.

On September 20, 2006 and October 4, 2006, we granted an aggregate of 15,000 shares and 5,000 shares, respectively, of restricted common stock, as defined in the 2006 Incentive Plan, to our independent directors under the 2006 Independent Director Compensation Plan. On April 12, 2007, we granted 5,000 shares of restricted common stock to our newly appointed independent director. On June 12, 2007, in connection with their re-election, we granted 12,500 shares of restricted stock to our independent directors. Each of these restricted stock awards vested 20.0% on the grant date and 20.0% will vest on each of the first four anniversaries of the date of grant. The fair value of each share of restricted common stock was estimated at the date of grant at $10.00 per share, the per share price of shares in our Offering, and is amortized on a straight-line basis over the vesting period. Shares of restricted common stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. For the three months ended September 30, 2007 and 2006, we recognized compensation expense of $19,000 and $31,000, respectively, related to the restricted common stock grants, and for the nine months ended September 30, 2007 and for the period from April 28, 2006 (Date of Inception) through September 30, 2006, we recognized compensation expense of $77,000 and $31,000, respectively, related to the restricted common stock grants. Such compensation expense is included in general and administrative on our accompanying condensed consolidated statements of operations. Shares of restricted common stock have full voting rights and rights to dividends.

As of September 30, 2007 and December 31, 2006, there was approximately $247,000 and $149,000, respectively, of total unrecognized compensation expense, net of estimated forfeitures, related to nonvested shares of restricted common stock. This expense is expected to be realized over a remaining weighted average period of 3.3 years.

As of September 30, 2007 and December 31, 2006, the fair value of the nonvested shares of restricted common stock was $270,000 and $160,000, respectively. A summary of the status of our shares of restricted common stock as of September 30, 2007 and December 31, 2006, and changes for the nine months ended September 30, 2007 is presented below:

		Weighted
	Restricted	Average
	Common	Grant Date
	Stock	Fair Value

Balance — December 31, 2006	16,000	$10.00
Granted	17,500	10.00
Vested	(6,500)	10.00
Forfeited	—	—

Balance — September 30, 2007	27,000	$10.00

Expected to vest — September 30, 2007	27,000	$10.00

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

13.	Subordinated Participation Interest

Pursuant to our Agreement of Limited Partnership approved by our board of directors, upon termination of the Advisory Agreement, other than a termination by us for cause, our Advisor will be entitled to receive a distribution from our Operating Partnership in an amount equal to 15.0% of the amount, if any, by which (1) the fair market value of all of the assets of our Operating Partnership as of the date of the termination (determined by appraisal), less any indebtedness secured by such assets, plus the cumulative distributions made to us by our Operating Partnership from our inception through the termination date, exceeds (2) the sum of the total amount of capital raised from stockholders (less amounts paid to redeem shares pursuant to our share repurchase plan) plus an annual 8.0% cumulative, non-compounded return on average invested capital through the termination date. However, our Advisor will not be entitled to this distribution if our shares have been listed on a national securities exchange prior to the termination of the Advisory Agreement.

14.	Business Combinations

As of September 30, 2007, we completed the acquisition of 14 consolidated properties, adding a total of approximately 1,547,000 square feet of GLA to our property portfolio. We purchased our 14 properties on the following dates:

Property	Date

Southpointe Office Parke and Epler Parke I	January 22, 2007
Crawfordsville Medical Office Park and Athens Surgery Center	January 22, 2007
The Gallery Professional Building	March 9, 2007
Lenox Office Park, Building G	March 23, 2007
Commons V Medical Office Building	April 24, 2007
Yorktown Medical Center and Shakerag Medical Center	May 2, 2007
Thunderbird Medical Plaza	May 15, 2007
Triumph Hospital Northwest and Triumph Hospital Southwest	June 8, 2007
Gwinnett Professional Center	July 27, 2007
1 and 4 Market Exchange	August 15, 2007
Kokomo Medical Office Park	August 30, 2007
St. Mary Physicians Center	September 5, 2007
2750 Monroe Boulevard	September 10, 2007
East Florida Senior Care Portfolio	September 28, 2007

Results of operations for the properties are reflected in our consolidated statements of operations for the three and nine months ended September 30, 2007 for the periods subsequent to the acquisition dates. The aggregate purchase price of the 14 consolidated properties was $283,150,000 plus closing costs of $9,795,000, of which $144,368,000 was initially financed with mortgage loans, unsecured note payables to an affiliate or borrowings under the LaSalle Line of Credit.

In accordance with SFAS No. 141, we allocated the purchase price to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs and tenant relationships. Certain allocations as of September 30, 2007 are subject to change based on information received within one year of the purchase date related to one or more events at the time of purchase which confirm the value of an asset acquired or a liability assumed in an acquisition of a property.

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Assuming all of the acquisitions discussed above had occurred on April 28, 2006 (Date of Inception), for the nine months ended September 30, 2007, pro forma revenues, net income (loss) and net income (loss) per diluted share would have been $23,672,000, $(5,126,000) and $(0.49), respectively. For the three months ended September 30, 2007, pro forma revenues, net income (loss) and net income (loss) per diluted share would have been $7,648,000, $(2,088,000) and $(0.16), respectively. For the period from April 28, 2006 (Date of Inception) through September 30, 2006, pro forma revenues, net income (loss) and net income (loss) per diluted share would have been $13,527,000, $(1,914,000) and $(0.21), respectively. For the three months ended September 30, 2006, pro forma revenues, net income (loss) and net income (loss) per diluted share would have been $7,977,000, $(1,129,000) and $(0.13). The pro forma results are not necessarily indicative of the operating results that would have been obtained had the acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

15.	Subsequent Events

Status of our Offering

As of October 31, 2007, we had received and accepted subscriptions in our Offering for 18,059,074 shares of our common stock, or $180,368,000, excluding shares issued under the DRIP.

Proposed Unaffiliated Third Party Acquisitions

Tucson Medical Center — Tucson, Arizona

On October 24, 2007, our board of directors approved the acquisition of Tucson Medical Center, located in Tucson, Arizona. We anticipate purchasing Tucson Medical Center for a purchase price of $21,125,000, plus closing costs, from an unaffiliated third party. We intend to finance the purchase using the LaSalle Line of Credit. We expect to pay our Advisor and its affiliate an acquisition fee of $634,000, or 3.0% of the purchase price, in connection with the acquisition. We anticipate that the closing will occur in the fourth quarter of 2007; however, closing is subject to certain agreed upon conditions and there can be no assurance that we will be able to complete the acquisition of Tucson Medical Center.

Northmeadow Medical Center — Roswell, Georgia

On October 24, 2007, our board of directors approved the acquisition of Northmeadow Medical Center, located in Roswell, Georgia. We anticipate purchasing Northmeadow Medical Center for a purchase price of $11,850,000, plus closing costs, from an unaffiliated third party. We intend to finance the purchase using the LaSalle Line of Credit. We expect to pay our Advisor and its affiliate an acquisition fee of $356,000, or approximately 3.0% of the purchase price, in connection with the acquisition. We anticipate that the closing will occur in the fourth quarter of 2007; however, closing is subject to certain agreed upon conditions and there can be no assurance that we will be able to complete the acquisition of Northmeadow Medical Center.

Interest Rate Swaps

On October 12, 2007, we executed an interest rate swap agreement with Wachovia in connection with the $14,500,000 secured loan on the 1 and 4 Market Exchange property, or the Market Exchange loan. Pursuant to the terms of the original promissory note, the Market Exchange loan bears interest, at our option, at a per annum rate equal to either: (a) 30-day LIBOR plus 1.35%; or (b) the Prime Rate, as announced by Wachovia Financial from time to time. As a result of the interest rate swap agreement, the Market Exchange loan bears interest at an effective fixed rate of 5.97% per annum from September 28, 2007 through September 28, 2010; and provides for monthly interest-only payments due on the first day of each calendar month commencing on November 1, 2007.

NNN Healthcare/Office REIT, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

On October 19, 2007, we executed an interest rate swap agreement with KeyBank in connection with the $30,500,000 secured loan on the EFSC property, or the EFSC loan. Pursuant to the terms of the original promissory note, the EFSC loan bears interest, at our option, at a per annum rate equal to either: (a) a rate equal to the greater of: (i) the prime rate, as established from time to time by KeyBank, or (ii) 1.0% in excess of the federal funds effective rate, as defined in the loan agreement; or (b) the Adjusted LIBOR Rate, as defined in the loan agreement. As a result of the interest rate swap agreement, the EFSC loan bears interest at an effective fixed rate of 6.02% per annum from November 1, 2007 through October 1, 2010; and provides for monthly principal and interest payments due on the tenth day of each calendar month commencing on November 10, 2007.

Line of Credit

As of November 13, 2007, we have repaid $29,300,000 on the LaSalle Line of Credit and $6,400,000 remains outstanding.

EFSC Loan

On October 22, 2007, we met the requirements of the EFSC loan and received the $4,500,000 loan holdback held in escrow from KeyBank pursuant to the loan agreement.